AGREEMENT AND PLAN OF MERGER

BY AND AMONG

APEX BIOVENTURES ACQUISITION CORPORATION

APEX ACQUISITION SUB, INC.,

DYNOGEN PHARMACEUTICALS, INC., AND

KATE BINGHAM AND MICHAEL BIGHAM, ACTING JOINTLY

AS THE HOLDER REPRESENTATIVES

Dated as of February 5, 2008

TABLE OF CONTENTS

Page

ARTICLE I	THE MERGER	2
1.1.	The Merger	2
1.2.	Effective Time	2
1.3.	Effect of the Merger	2
1.4.	Certificate of Incorporation and By-Laws of the Surviving Corporation	2
1.5.	Directors and Officers	2
1.6.	Conversion of Capital Stock	3
1.7.	Treatment of Company Options.	4
1.8.	Treatment of Company Warrants.	5
1.9.	Treatment of Secured Warrants	6
1.10.	Treatment of Bridge Notes.	6
1.11.	Success Fees.	7
1.12.	Closing	8
1.13.	Dissenting Shares	8
1.14.	Taking of Necessary Action; Further Action	9
1.15.	Tax Consequences	9
ARTICLE II	CLOSING PAYMENTS; PAYMENTS OF MERGER CONSIDERATION	9
2.1.	Closing Payments	9
2.2.	Exchange of Certificates.	10
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	12
3.1.	Organization, Good Standing and Qualification of the Company	12
3.2.	No Subsidiaries	12
3.3.	Authorization; Binding Obligations.	12
3.4.	Capitalization.	13
3.5.	Consents and Approvals	15
3.6.	No Violation	15
3.7.	Corporate Books	15
3.8.	Licenses and Permits	16
3.9.	Required Vote.	16
3.10.	Title to Properties and Assets.	17
3.11.	Real Property.	17
3.12.	Environmental Matters.	17
3.13.	Financial Statements; Undisclosed Liabilities.	18
3.14.	Absence of Certain Events	19
3.15.	Legal Proceedings; Orders	20
3.16.	Compliance with Laws	21
3.17.	Employment and Labor Matters.	21
3.18.	Employee Benefit Plans.	23
3.19.	Taxes.	27
3.20.	Contracts.	29
3.21.	Transactions With Related Parties.	31

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3.22.	Insurance	31
3.23.	Certain Business Practices	31
3.24.	Intellectual Property; Patents.	31
3.25.	No Brokers	34
3.26.	Computer Systems	34
3.27.	Registration Statement; Proxy Statement/Prospectus	35
3.28.	FDA and Related Matters.	35
3.29.	Relationships with Customers, Suppliers and Research Collaborators	36
3.30.	Powers of Attorney	37
3.31.	Representations and Warranties Complete	37
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB	37
4.1.	Organization, Good Standing and Qualification.	37
4.2.	Subsidiaries	38
4.3.	Authorization; Binding Obligations.	38
4.4.	Capitalization.	39
4.5.	Consents and Approvals	40
4.6.	No Violation	40
4.7.	Required Vote.	41
4.8.	Title to Properties and Assets	41
4.9.	SEC Documents.	41
4.10.	Financial Statements; Undisclosed Liabilities.	42
4.11.	Absence of Certain Events	42
4.12.	Restrictions on Business Activities	43
4.13.	Legal Proceedings; Orders	43
4.14.	Compliance with Laws	43
4.15.	Employment and Labor Matters; Employee Benefit Plans	43
4.16.	Contracts.	43
4.17.	Transactions With Related Parties	44
4.18.	Indebtedness	45
4.19.	Insurance	45
4.20.	AMEX	45
4.21.	Trust Account	45
4.22.	Ownership of Company Stock	45
4.23.	No Brokers	45
4.24.	Representations and Warranties Complete	45
ARTICLE V	COVENANTS	46
5.1.	Conduct Pending Closing.	46
5.2.	Registration Statement; Proxy Statement; Other Filings; etc.	49
5.3.	HSR Act Filings; Other Approvals, Filings and Consents.	52
5.4.	Access to Information	53
5.5.	Notice of Certain Events	54
5.6.	Public Announcements; Non-Disclosure	54
5.7.	Directors and Officers of Parent and the Company After Merger	54
5.8.	Charter Protections; Directors’ and Officers’ Liability Insurance.	54

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5.9.	Treatment as a Reorganization	55
5.10.	No Securities Transactions	55
5.11.	No Claim Against Trust Account	55
5.12.	Updates to Disclosure Schedule for Post-Signing Events	55
5.13.	No Solicitation	56
5.14.	Cooperation; Further Assurances.	56
5.15.	Company Affiliates	57
5.16.	Registration Rights Agreement	57
ARTICLE VI	CONDITIONS PRECEDENT TO MERGER	57
6.1.	Conditions to Obligation of Each Party to Effect the Merger	57
6.2.	Additional Conditions to Obligations of Parent and Acquisition Sub	58
6.3.	Additional Conditions to Obligations of the Company	60
ARTICLE VII	TERMINATION, AMENDMENT, WAIVER AND EXPENSES	62
7.1.	Termination	62
7.2.	Effect of Termination	63
7.3.	Expenses.	63
ARTICLE VIII	ESCROW; REPRESENTATIVE	63
8.1.	Escrow.	63
8.2.	Holder Representatives.	64
ARTICLE IX	INDEMNIFICATION	66
9.1.	Indemnification of Parent.	66
9.2.	Indemnification of Third Party Claims	66
9.3.	Indemnification not Involving a Third Party Claim	68
9.4.	Insurance	68
9.5.	Limitations on Indemnification.	69
9.6.	Exclusive Remedy	69
9.7.	Adjustment to Transaction Consideration	70
ARTICLE X	MISCELLANEOUS	70
10.1.	Entire Agreement; Amendments	70
10.2.	Assignment	70
10.3.	Counterparts	70
10.4.	Governing Law; Venue; Waiver of Jury Trial	70
10.5.	Specific Performance	71
10.6.	Interpretation	71
10.7.	Severability	71
10.8.	Notices	72
10.9.	Representation by Counsel	73
10.10.	Construction	73
10.11.	Waivers	73
10.12.	Disclaimer of Additional Representations and Warranties	73
10.13.	No Third Party Beneficiaries	74

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of February 5, 2008, by and among APEX BIOVENTURES ACQUISITION CORPORATION, a Delaware corporation (“Parent”), APEX ACQUISITION SUB, INC., a Delaware corporation and wholly-owned subsidiary of Parent (“Acquisition Sub”), DYNOGEN PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and the Holder Representatives (as defined below), as representative on behalf of the Company Holders (as defined below).

WHEREAS, Parent seeks to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors of Parent, Acquisition Sub and the Company have each approved, and declared it to be advisable and in the best interests of their respective stockholders, for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent has received a written opinion (a “Fairness Opinion”) of a reputable financial advisory or investment banking firm in the business of rendering such opinions to the effect that the fair market value of the Company equals or exceeds 80% of Parent’s net assets as of the date of this Agreement (excluding deferred underwriting discounts and commissions of approximately $2,070,000);

WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, Acquisition Sub and the Company have each approved and declared advisable this Agreement and the merger (the “Merger”) of Acquisition Sub with and into the Company, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms, and subject to the conditions, set forth herein, which Merger will result in, among other things, the Company becoming a wholly-owned subsidiary of Parent;

WHEREAS, Parent’s Board of Directors has determined to recommend to the stockholders of Parent the adoption of this Agreement;

WHEREAS, Parent, as the sole stockholder of Acquisition Sub, has adopted this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the stockholders of the Company identified on Schedule I hereto (the “Principal Stockholders”) are entering into a voting agreement with Parent in form and substance mutually agreeable to Parent and the Principal Stockholders (the “Voting Agreement”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Company’s Key Employees (as defined below) have executed and delivered to Parent agreements (the “Key Employee Letter Agreements”) pursuant to which each of them agree, among other things, not to offer, sell, pledge, transfer or otherwise dispose of shares of Parent Common Stock or other securities of Parent from and after the date of this Agreement through the 180th day following the Closing Date; and

WHEREAS, defined terms used in this Agreement are set forth in the Schedule of Defined Terms attached hereto as Schedule II, in each case, together with the applicable definition or reference to the Section of this Agreement in which the definition may be located;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. Upon the terms, and subject to the conditions, set forth in this Agreement, and in accordance with the DGCL, Acquisition Sub shall be merged with and into the Company at the Effective Time. From and after the Effective Time, the separate corporate existence of Acquisition Sub shall cease and the Company, as the surviving corporation in the Merger, shall continue its existence under the laws of the State of Delaware as a wholly-owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is sometimes referred to as the “Surviving Corporation.”

1.2. Effective Time. On the Closing Date, subject to the terms and conditions set forth in this Agreement, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in form and substance mutually agreeable to Parent and the Company and executed in accordance with the relevant provisions of the DGCL (the date and time of such filing, or such later date and time as may be specified in the Certificate of Merger by mutual agreement of Parent and the Company, being the “Effective Time”).

1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4. Certificate of Incorporation and By-Laws of the Surviving Corporation. At the Effective Time and without further action on the part of the parties hereto, (a) the Certificate of Incorporation of Acquisition Sub shall be amended in form and substance mutually agreeable to the Company and Parent and shall be the Certificate of Incorporation of the Surviving Corporation and (b) the By-Laws of Acquisition Sub shall be the By-Laws of the Surviving Corporation, in each case, until thereafter amended as provided by the DGCL.

1.5. Directors and Officers. Following the date of this Agreement and prior to the Mailing Date, Parent and the Company shall coordinate in good faith to determine the individuals to serve as the initial officers of the Surviving Corporation (the “Initial Officers”) and the initial directors of the Surviving Corporation (the “Initial Directors” and, together with the Initial Officers, the “Initial Officers and Directors”), each of whom shall hold office in accordance with the Certificate of Incorporation and the By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, or their resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and By-Laws or the terms of any contract pursuant to which they may be serving as such.

1.6. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub or the Company or their respective stockholders:

(a) Acquisition Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.00001 per share, of the Surviving Corporation;

(b) Treasury Shares. Each share of capital stock of the Company held in the treasury of the Company (the “Treasury Shares”) shall be cancelled and retired, and no payment shall be made in respect thereof;

(c) Excluded Shares. Each share of capital stock of the Company held by Parent or Acquisition Sub or any of their respective Affiliates (the “Excluded Shares”) shall be cancelled and retired, and no payment shall be made in respect thereof;

(d) Conversion of Company Common Stock. Each share of common stock, par value $0.00001 per share, of the Company (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time, but excluding Dissenting Shares, Treasury Shares and the Excluded Shares, shall be converted into the right to receive, subject to the terms and conditions of this Agreement and the Escrow & Exchange Agreement, such number of shares of Parent Common Stock, as shall equal the quotient obtained by dividing (i) the quotient of (A) the sum of $97,000,000, plus an amount equal to the Aggregate Exercise Price, divided by (B) the Parent Signing Price, by (ii) a number equal to the Fully-Diluted Share Number (the resulting number being the “Conversion Ratio” and the resulting number of shares of Parent Common Stock (or fraction thereof) being the “Per Share Merger Consideration”);

(e) Conversion of Company Preferred Stock. Each share of preferred stock, par value $0.00001 per share, of the Company (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Stock”), issued and outstanding immediately prior to the Effective Time, but excluding Dissenting Shares, Treasury Shares and the Excluded Shares, shall be converted into the right to receive, subject to the terms and conditions of this Agreement and the Escrow & Exchange Agreement, the Per Share Merger Consideration with respect to each share of Company Common Stock issuable immediately prior to the Effective Time upon conversion of such share of Company Preferred Stock; and

(f) Cancellation of Company Stock. Each share of Company Stock issued and outstanding immediately prior to the Effective Time, but excluding the Dissenting Shares, Treasury Shares and the Excluded Shares, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and, subject to Section 1.13 below, each holder of such Company Stock (a “Stockholder”) shall cease to have any rights with respect thereto, except the right to receive the payment contemplated by Section 1.6(d) or (e) and Section 1.11 above in accordance with the provisions of Section 2.2 below.

1.7. Treatment of Company Options.

(a) Following the date of this Agreement and prior to the Closing Date, the Company shall, in compliance with any notice requirements under the Company’s Option Plan and the applicable Option Agreement, notify each holder (each, an “Optionholder”) of a Company Option of the proposed Merger and the effect of the Merger on the Company Options. Upon the exercise of any Company Option on or prior to the Business Day immediately preceding the Closing Date, the holder thereof (i) will receive from the Company a certificate, registered in such holder’s name, evidencing the number of shares of Company Common Stock to which such holder is entitled, and (ii) following such exercise shall be treated as a Stockholder. For purposes of this Agreement, the term “Option Agreement” means collectively, all documents evidencing a Company Option.

(b) At the Effective Time, by virtue of the Merger, and without further action on the part of Parent, Acquisition Sub or the Company or their respective stockholders, each unexercised Company Option (whether or not exercisable, vested or unvested) shall be assumed by Parent and shall become an option under the Parent Plan (a “Parent Option”) to acquire such whole number of shares of Parent Common Stock as shall equal (i) the number of Option Shares subject to such Company Option, multiplied by (ii) the Conversion Ratio (rounding the resulting number down to the nearest whole number), at a per share exercise price equal to (A) the per share exercise price at which such Company Option was exercisable immediately prior to the Effective Time, multiplied by (B) the quotient of (x) one, divided by (y) the Conversion Ratio (rounding the resulting number up to the nearest whole cent). Each Parent Option will be evidenced by an option agreement, in form and substance reasonably satisfactory to Parent and the Company, which shall include, among other things, terms and conditions substantially similar to those applicable under the Company’s Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights, vesting provisions and provisions regarding acceleration of vesting upon certain transactions). After such assumption and conversion, each Company Option shall be deemed terminated and of no further force or effect.

(c) Notwithstanding anything to the contrary, (i) in no event will (A) the excess of the aggregate fair market value of the shares subject to any unexercised Company Option as a result of the operation of Section 1.7(b) over the aggregate option price of such shares immediately after the Closing Date exceed the excess of the aggregate fair market value of such shares before the Closing Date; and (B) the ratio of the exercise price to the fair market value of the shares subject to any unexercised Company Option as a result of the operation of Section 1.7(b) immediately after the Closing Date be greater than the ratio of the exercise price to the fair market value of such unexercised Company Option immediately before the Closing Date, and (ii) in the case of a Company Option which is an Incentive Stock Option (as defined in Section 421 of the Code), in no event will the substitute Parent Option give the holder thereof additional benefits which such holder did not have under the Company Option. It is the intent of this provision that the substitution of options under Section 1.7(b) comply with the requirements of Treas. Reg. Section 1.409A-1(b)(v)(D) (relating to substitutions and assumptions of stock rights) and Treas. Reg. Section 1.424-1(a) (relating to substitutions and assumptions of statutory options).

1.8. Treatment of Company Warrants.

(a) Following the date of this Agreement and prior to the Closing Date, the Company shall, in compliance with any notice requirements under the applicable Warrant Agreement, notify each holder (each, a “Warrantholder”) of a Company Warrant of the proposed Merger. A Warrantholder who elects to exercise his, her or its Company Warrant prior to the Effective Time (i) will receive from the Company a Certificate, registered in such Warrantholders’s name, evidencing the number of shares of Company Common Stock or Company Preferred Stock to which such Warrantholder is entitled, and (ii) following such exercise shall be treated as a Stockholder. For purposes of this Agreement, the term “Warrant Agreement” means, collectively, all documents evidencing a Warrant.

(b) At the Effective Time, by virtue of the Merger, and without further action on the part of Parent, Acquisition Sub or the Company or their respective stockholders, each unexercised Company Warrant (whether or not exercisable, vested or unvested) shall be assumed by Parent and shall become a warrant (a “Parent Warrant”) to acquire such whole number of shares of Parent Common Stock as shall equal (i) the number of Warrant Shares subject to such Company Warrant, multiplied by (ii) the Conversion Ratio (rounding the resulting number down to the nearest whole number), at a per share exercise price equal to (A) the per share exercise price at which such Company Warrant was exercisable immediately prior to the Effective Time, multiplied by (B) the quotient of (x) one, divided by (y) the Conversion Ratio (rounding the resulting number up to the nearest whole cent). Each Parent Warrant will be evidenced by a warrant agreement, in form and substance reasonably satisfactory to Parent and the Company, which shall include, among other things, terms and conditions substantially similar to those applicable to the Company Warrants under the applicable Warrant Agreements immediately prior to the Effective Time (including, without limitation, any repurchase rights, vesting provisions and provisions regarding acceleration of vesting upon certain transactions). After such assumption and conversion, each Company Warrant shall be deemed terminated and of no further force or effect.

1.9. Treatment of Secured Warrants. At the Effective Time, by virtue of the Merger, and without further action on the part of Parent, Acquisition Sub or the Company or their respective stockholders, each unexercised Secured Warrant (whether or not exercisable, vested or unvested) shall be assumed by Parent and shall become a warrant (a “Parent Secured Warrant”) to acquire such whole number of shares of Parent Common Stock as provided for therein. Each Parent Secured Warrant will be evidenced by a warrant agreement, in form and substance reasonably satisfactory to Parent and the Company, which shall include, among other things, terms and conditions substantially similar to those applicable to the Secured Warrants immediately prior to the Effective Time (including, without limitation, any repurchase rights, vesting provisions and provisions regarding acceleration of vesting upon certain transactions) and restrictions with respect to the offer, sale, transfer or other disposition of the shares of Parent Common Stock issuable upon exercise thereof through the 180th day following the Closing Date. After such assumption and conversion, each Secured Warrant shall be deemed terminated and of no further force or effect.

1.10. Treatment of Bridge Notes.

(a) At the Effective Time, by virtue of the Merger, and without further action on the part of Parent, Acquisition Sub or the Company or their respective stockholders, each Bridge Note issued and outstanding immediately prior to the Effective Time:

(i) shall be converted into the right to receive, subject to the terms and conditions of this Agreement and the Escrow & Exchange Agreement, (A) such number of shares of Parent Common Stock as shall equal (x) the principal amount of such Bridge Note, divided by (y) the Parent Signing Price (rounding the resulting number down to the nearest whole number), and (B) a warrant (a “Parent Bridge Warrant”) to purchase such number of shares of Parent Common Stock as shall equal (x) the principal amount of such Bridge Note, multiplied by (y) 0.25, divided by, (z) the Parent Signing Price (rounding the resulting number down to the nearest whole number), at a per share exercise price equal to the Parent Signing Price, subject to redemption at a per share price of $0.01 if the volume weighted average price of Parent Common Stock equals or exceeds $11.50 per share for any 20 trading days within any 30 trading day period, and

(ii) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Bridge Note (a “Bridge Investor”) shall cease to have any rights with respect thereto, except the right to receive the payment contemplated by this Section 1.10, in accordance with the provisions of Section 2.2 below.

(b) Each Parent Bridge Warrant will be evidenced by a warrant agreement, in form and substance reasonably satisfactory to Parent and the Company, which shall include, among other things, (i) restrictions with respect to the offer, sale, transfer or other disposition of the shares of Parent Common Stock issuable upon exercise thereof through the 180th day following the Closing Date, and (ii) rights relating to the registration of the shares of Parent Common Stock issuable upon exercise of the Parent Bridge Warrants.

1.11. Success Fees.

(a) Upon the first dosing of a U.S. Phase III trial patient in a first indication, following an “End of Phase II Meeting” with the FDA as reflected in FDA minutes which enables the Surviving Corporation to initiate a Phase III trial, provided, that such closing occurs within the first five years immediately following the Closing Date, each Success Fee Recipient shall become entitled to receive, his, her or its Proportionate Share of the First Success Fee Shares.

(b) Upon the first dosing of a U.S. Phase III trial patient in a second indication, following an “End of Phase II Meeting” with the FDA as reflected in FDA minutes which enables the Surviving Corporation to initiate a Phase III trial, provided, that such closing occurs within the first five years immediately following the Closing Date, each Success Fee Recipient shall become entitled to receive, his, her or its Proportionate Share of the Second Success Fee Shares.

(c) Upon the occurrence of a Qualified Fundamental Transaction, if not already paid pursuant to the foregoing provisions of this Section 1.11, each Success Fee Recipient shall become entitled to receive his, her or its Proportionate Share of the First Success Fee Shares and/or the Second Success Fee Shares.

(d) For purposes hereof, the following terms have the following meanings:

“Fundamental Transaction” means (i) any merger, consolidation, reorganization or other similar transaction of Parent or the Surviving Corporation into or with any other corporation or entity (other than with and into a corporation or other entity, 100% of the outstanding capital stock or other equity interests of which are held, directly or indirectly, by Parent), as a result of which the holders of the outstanding voting securities of the Parent or the Surviving Corporation, as applicable, immediately prior to such transaction hold less than 50% of the voting power of the voting securities of the surviving entity immediately following such transaction, (ii) sale of all of the capital stock of the Surviving Corporation to a Person that is not an Affiliate of Parent, or (iii) a sale, conveyance, mortgage, transfer, license, pledge, lease or other disposition of all or substantially all of the assets of Parent or the Surviving Corporation to a Person that is not an Affiliate of Parent.

“First Success Fee Shares” and “Second Success Fee Shares” each mean such number of shares of Parent Common Stock as shall equal (i) $23,000,000, divided by (ii) the Parent Signing Price.

“Forfeiting Optionholder” means an Optionholder whose employment with the Surviving Corporation is terminated (by the Surviving Corporation or by such Optionholder, for any reason or no reason) prior to the time of determination for the payment of the First Success Fee Shares or the Second Success Fee Shares, as applicable, unless such Optionholder exercises his or her right to purchase shares of Parent Common Stock pursuant to a Parent Option.

“Proportionate Share” means, with respect to any particular Success Fee Recipient, (i) the number of shares of Parent Common Stock to which such Success Fee Recipient is entitled pursuant to Sections 1.6(d) and (e), plus the number of shares of Parent Common Stock issuable upon exercise of Parent Options to which such Success Fee Recipient is entitled pursuant to Section 1.7(b), but only to the extent such Parent Options are vested and exercisable immediately following the Closing Date by the terms thereof (and without giving effect to the provisions of the Key Employee Letter Agreements), relative to (ii) the aggregate number of shares of Parent Common Stock to which all Success Fee Recipients are entitled pursuant to Sections 1.6(d) and (e), plus the aggregate number of shares of Parent Common Stock issuable upon exercise of all Parent Options to which all Success Fee Recipients are entitled pursuant to Section 1.7(b), but only to the extent such Parent Options are vested and exercisable immediately following the Closing Date by the terms thereof (and without giving effect to the provisions of the Key Employee Letter Agreements).

“Qualified Fundamental Transaction” means a Fundamental Transaction which occurs during the first five years immediately following the Closing Date if the proceeds of such Fundamental Transaction result in a cash payment or other consideration to the holders of shares of Parent Common Stock in an amount equal to or greater than the Parent Signing Price (as appropriately adjusted for any stock split, combination, capitalization or other similar transaction occurring after the Closing Date and prior to such Fundamental Transaction). (If and to the extent non-cash consideration is paid in connection with the Fundamental Transaction, the value thereof for purposes of this definition will be determined in good faith by Parent’s Board of Directors.)

“Success Fee Recipient” means each Stockholder and each Optionholder (other than a Forfeiting Optionholder).

1.12. Closing. Subject to the terms and conditions hereof, the closing of the Merger and the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m., local time, no later than the third Business Day following the date on which the last of the conditions set forth in Article VI have been satisfied or waived (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing Date) and, in any event, subject to extension as set forth in Section 7.1(b), no later than the Outside Date, unless another time or date is agreed to in writing by the Company and Parent (the date upon which the Closing occurs being the “Closing Date”). The Closing shall be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Chrysler Center, 666 Third Avenue, New York, New York, or remotely via the exchange of executed documents and other closing deliverables.

1.13. Dissenting Shares. Shares of Company Stock that are held by a Stockholder who (a) has not voted such shares in favor of the Merger or delivered a written consent in lieu of such vote, (b) shall have delivered a timely written demand for appraisal of such shares in the manner provided for in Section 262 of the DGCL, and (c) shall not have effectively withdrawn or lost such right to appraisal as of the Effective Time (such shares, the “Dissenting Shares”), shall be entitled to such rights (but only such rights) as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of the DGCL shall, subject to the terms of this Agreement, receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish such holder’s entitlement to appraisal rights as provided in Section 262 of the DGCL, (ii) if any holder of Dissenting Shares shall have effectively withdrawn its demand for appraisal of such Dissenting Shares or lost its right to appraisal and payment for its Dissenting Shares under Section 262 of the DGCL, or (iii) if no holder of Dissenting Shares has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided for the filing of such petition in Section 262 of the DGCL, then (A) such holder shall forfeit the right to appraisal of such Dissenting Shares and cease to be deemed a holder of Dissenting Shares, and (B) each such Dissenting Share shall be deemed to have been converted into, as of the Effective Time, the right to receive the Per Share Merger Consideration, less any required tax withholding, without any interest thereon, upon surrender, in the manner provided in Article II below, of the Certificate that formerly evidenced such share or, in the event that such Certificate is lost, stolen, mutilated or destroyed, a properly completed and executed Affidavit of Loss. The Company shall give Parent (x) prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company, and (y) the opportunity to lead all negotiations and proceedings with respect to demands for appraisal under the DGCL (it being understood that the Company shall be entitled to participate therein). The Company shall not make any payment with respect to, or settle or offer to settle, any such demand, except with the prior written consent of Parent or as may otherwise be required by applicable Law.

1.14. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the officers and directors of the Surviving Corporation are fully authorized, in the name of the Company and Acquisition Sub respectively, to take all such lawful and necessary action.

1.15. Tax Consequences. It is intended by the parties hereto that the Merger constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

ARTICLE II

CLOSING PAYMENTS; PAYMENTS OF MERGER CONSIDERATION

2.1. Closing Payments. On or prior to the Closing Date, each of Parent and the Company will pay (or cause to be paid) their respective Transaction Expenses, which, if paid at Closing, may be paid using funds from the Parent’s Trust Account.

2.2. Exchange of Certificates.

(a) Agent. Effective as of the Closing Date, Parent, the Company and the Surviving Corporation will appoint Continental Stock Transfer & Trust Company (“Agent”) to act as escrow agent for the escrow of the Indemnity Shares and exchange agent for the payment of the Merger Consideration.

(b) Letter of Transmittal. As soon as reasonably practicable after the Effective Time (but in any event within five Business Days after the Effective Time), Parent and the Surviving Corporation will cause the Agent to send to each Stockholder, Optionholder, Warrantholder, Secured Lender and Bridge Investor (each, a “Company Holder”), a letter of transmittal (the “Letter of Transmittal”), which shall, among other things, provide instructions for effecting the surrender of stock certificates representing Company Stock, Option Agreements, Warrant Agreements, warrant agreements representing Secured Warrants or promissory notes representing Bridge Notes (in any case, “Certificates”) (or an affidavit of loss in form and substance acceptable to Parent (an “Affidavit of Loss”) in lieu of any lost, stolen, mutilated or destroyed Certificate) in exchange for Merger Consideration.

(c) Surrender of Certificates; Payment of Merger Consideration. Following surrender to the Agent of a Certificate (or, in lieu thereof, an executed and completed Affidavit of Loss), together with a duly executed and completed Letter of Transmittal and such other documents as may reasonably be required by the Agent (collectively, “Surrender Documents”):

(i) subject to the terms of the Escrow & Exchange Agreement, the Company Holder shall be entitled to receive in exchange therefore, (A) certificates, registered to such Company Holder, evidencing such number of shares of Parent Common Stock as to which he, she or it is entitled pursuant to Section 1.6 above or 1.9, (B) if the Company Holder is an Optionholder, an option agreement, registered to such Company Holder, evidencing the Parent Option as to which he, she or it is entitled pursuant to Section 1.7 above, (C) if the Company Holder is a Warrantholder, a warrant agreement, registered to such Company Holder, evidencing the Parent Warrant as to which he, she or it is entitled pursuant to Section 1.8 above, (D) if the Company Holder is a Secured Lender, a warrant agreement, registered to such Company Holder, evidencing the Parent Secured Warrant as to which he, she or it is entitled pursuant to Section 1.9, and/or (E) if the Company Holder is a Bridge Investor, a warrant agreement, registered in the name of such Bridge Investor, evidencing the Parent Bridge Warrant to which he, she or it is entitled pursuant to Section 1.10 above, in each case, after giving effect to the remaining provisions of this Section 2.2, and

(ii) the surrendered Certificate shall immediately be canceled.

(d) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to a Company Holder with respect to the shares of Parent Common Stock to be issued to him, her or it as Merger Consideration until such Company Holder has surrendered to the Agent the Surrender Documents. No interest will be paid or accrued with respect to any Merger Consideration deliverable upon due surrender of any Certificate (or delivery of an Affidavit of Loss). In the event of a transfer of ownership of Company Stock, Company Options, Company Warrants, Secured Warrants or a Bridge Note (each, a “Company Security”) that is not registered in the transfer records of the Company, payment may be made to a transferee if, and only if, the Certificate representing such Company Security is presented to the Agent, accompanied by all documents required to evidence and effect such transfer together with evidence that any applicable transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate (other than the Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time for all purposes to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Section 2.2. Certificates representing Dissenting Shares shall be deemed at any time after the Effective Time for all purposes to represent only the right to receive the fair value of such Dissenting Shares pursuant to the DGCL.

(e) No Further Ownership Rights. All Merger Consideration paid in exchange of Company Securities shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Securities. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Securities that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.2, subject to applicable Law in the case of Certificates representing Dissenting Shares. From and after the Effective Time, Company Holders shall cease to have any rights as stockholders, optionholders, warrantholders or investors of the Company, as applicable, except as provided by Law.

(f) No Liability. None of Parent, the Company, the Surviving Corporation or the Agent shall be liable to any Company Holder for any amount properly paid to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Rights. Parent, the Surviving Corporation and the Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any Company Holder such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of any state, county, local or foreign tax Law, such deductions and withholdings to be effected by reducing the number of shares of Parent Common Stock issuable to a Company Holder, or the number of shares of Parent Common Stock subject to a Parent Option, Parent Warrant, Parent Secured Warrant or Parent Bridge Warrant issuable to a Company Holder, as applicable, based on a per Parent Common Stock value equal to the Parent Signing Price. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Holder.

(h) Rounding. Parent, the Company and the Holder Representative shall act in good faith to implement rounding procedures to ensure that each Company Holder receives such number of shares of Parent Common Stock equal to (i) the aggregate number of shares of Company Common Stock owned by such Company Holder immediately prior to the Effective Time, plus the aggregate number of shares of Company Common Stock issuable upon conversion of Company Preferred Stock immediately prior to the Effective Time, multiplied by (ii) the Per Share Merger Consideration.

(i) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, and each Company Holder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after giving effect to Section 2.2(f) and (g) above) shall receive, in lieu of such fractional share, an amount in cash based on the Parent Signing Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed by the Company in the Company’s Disclosure Schedule, dated as of the date of this Agreement and delivered by the Company to Parent together with this Agreement (the “Company’s Disclosure Schedule”), the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

3.1. Organization, Good Standing and Qualification of the Company. The Company is a corporation validly existing and in good standing under the DGCL, and is qualified or licensed as a foreign corporation to do business, and is in good standing, in the jurisdictions listed in Section 3.1 to the Company’s Disclosure Schedule, which jurisdictions are the jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified, licensed or in good standing would not have a Company Material Adverse Effect. The Company has the corporate power and authority, and is in possession of all Approvals necessary, to own, lease and operate its properties and to carry on its business as it is now being conducted or as currently proposed to be conducted, other than those, the failure of which to possess would not have a Company Material Adverse Effect. The Company has previously provided to Parent and Acquisition Sub true, correct and complete copies of (a) its Certificate of Incorporation and all amendments thereto or restatements thereof, and (b) its By-Laws and all amendments thereto or restatements thereof. Such Certificate of Incorporation and By-Laws are in full force and effect.

3.2. No Subsidiaries. The Company does not own, directly or indirectly, any equity, partnership, membership or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity, partnership, membership or similar interest in, any Person, nor is it under any obligation to form or participate in, or make any loan, capital contribution or other investment in, any Person.

3.3. Authorization; Binding Obligations.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, each Related Agreement to which it is a party and each other instrument or document required to be executed and delivered by it pursuant to this Agreement or any such Related Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each Related Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any Related Agreement to which it is a party or to consummate the transactions so contemplated hereby and thereby other than the giving of notice to the stockholders of the Company and the adoption of this Agreement and the approval of the Merger by the stockholders of the Company in accordance with the DGCL.

(b) This Agreement has been, and each of the Related Agreements to which the Company is a party, when executed and delivered by the other parties hereto and thereto will be, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Related Agreement to which the Company is a party, when executed and delivered, will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.4. Capitalization.

(a) The authorized capital of the Company consists of (i) 90,000,000 shares of Company Common Stock, and (ii) 73,361,921 shares of Company Preferred Stock, of which 13,296,988 shares are designated as Series A Preferred Stock, 45,454,545 shares are designated as Series B Preferred Stock, 7,142,857 shares are designated as Series C Preferred Stock, 1,038,961 shares are designated as First Strategic Preferred Stock and 6,428,570 shares are designated as Second Strategic Preferred Stock. As of the date of this Agreement, there are (i) 5,143,318 shares of Company Common Stock issued and outstanding; (ii) 13,250,000 shares of Series A Preferred Stock issued and outstanding; (iii) 45,454,545 shares of Series B Preferred Stock issued and outstanding; (iv) 2,499,999 shares of Series C Preferred Stock issued and outstanding; (v) 1,038,961 shares of First Strategic Preferred Stock issued and outstanding; (vi) 2,857,142 shares of Second Strategic Preferred Stock issued and outstanding; (vii) no shares of Company Common Stock held in the treasury of the Company; (viii) no shares of Company Preferred Stock held in the treasury of the Company; (ix) 6,468,136 shares of Company Common Stock reserved for issuance pursuant to outstanding Company Options granted under the Company’s Option Plan; (x) 3,788,546 shares of Company Common Stock reserved for future issuance pursuant to Company Options not currently outstanding but eligible to be granted under the Company’s Option Plan, and (xi) 46,988 shares of Company Common Stock and 6,107 shares of Company Preferred Stock reserved for future issuance pursuant to the Company Warrants.

(b) Section 3.4(b) of the Company’s Disclosure Schedule identifies the name of, and the number and type of shares of Company Stock held by each Stockholder as of the date of this Agreement and, with respect to shares of Company Preferred Stock, the number of shares of Company Common Stock issuable upon conversion thereof (excluding shares of Company Common Stock issuable upon conversion of accrued and unpaid dividends). All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable.

(c) Section 3.4(c) of the Company’s Disclosure Schedule lists all Company Options and Company Warrants outstanding as of the date of this Agreement, including with respect to each such Company Option and Company Warrant (i) the record holder thereof, (ii) the exercise price thereof, and (iii) the number of shares of Company Common Stock or Company Preferred Stock that remain subject to such Company Option or Company Warrant, as applicable, and, with respect to shares of Company Preferred Stock underlying Company Warrants, the number of shares of Company Common Stock issuable upon conversion thereof (excluding shares of Company Common Stock issuable upon conversion of accrued and unpaid dividends)), in each case, without regard to vesting. All outstanding Company Options that were granted under the Company’s Option Plan, have been duly authorized and validly issued. All outstanding Company Warrants have been duly authorized and validly issued. If and to the extent issued, all Secured Warrants and Bridge Notes will have been duly authorized and validly issued. The Company has provided Parent with true, correct and complete copies of (A) its standard form of option agreement, (B) any option agreement which deviates in any material respect from the standard form of option agreement, (C) the Company’s Option Plan, (D) its standard form of warrant agreement, and (E) any warrant agreement which deviates in any material respect from the standard form of warrant agreement. If issued, the Company will provide Parent with true, correct and complete copies of the Secured Warrants and the Bridge Notes.

(d) As of the date hereof, there are no (i) except as set forth in Section 3.4(c) above, reserved or outstanding securities, options (whether vested or unvested), warrants, calls, rights, commitments or agreements to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of the Company, (ii) outstanding obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other securities or equity interests of the Company, (iii) outstanding stock appreciation rights, phantom stock or other equity equivalent or equity-based awards or rights to which the Company is a party or by which it is bound, and the Company is not obligated to grant or issue any of the foregoing, (iv) voting trusts, proxies, rights plans, anti-takeover plans or other agreements to which the Company is a party or by which it is bound, or to the Company’s Knowledge, to which any of its stockholders are a party, with respect to the issuance, holding, acquisition, registration, voting or disposition of any shares of capital stock or other securities or equity interests of the Company, or (v) except as disclosed in Section 3.4(d)(v) of the Company’s Disclosure Schedule and as required under the Company’s Certificate of Incorporation as in effect as of the date of this Agreement, declared or accrued unpaid dividends with respect to any of the Company’s securities and the Company has no obligation (contingent or otherwise) to declare or pay any dividend with respect to any of its securities or to make any other distribution in respect thereof.

(e) Except as set forth in Section 3.4(e) of the Company’s Disclosure Schedule, none of the shares of Company Stock, Company Options or Company Warrants were issued or have been transferred in violation of, or are subject to, any preemptive rights or rights of first offer. If and to the extent issued, the Secured Warrants and the Bridge Notes will be issued without violation of, and the transfer will not be subject to, any preemptive rights or rights of first offer.

3.5. Consents and Approvals. Except as set forth in Section 3.5 of the Company’s Disclosure Schedule, the execution and delivery by the Company of this Agreement and each Related Agreement to which it is a party do not, and the performance by the Company of its obligations under this Agreement and each Related Agreement to which it is a party shall not, require the Company to obtain any Approval of any Person, or give notification to or observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, except for (a) the filing of the S-4 with the SEC, in accordance with the Securities Act, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, (c) any request under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Authority for additional information, letters to the Company from the accountants, documents or other materials relating to the pre-merger notification requirements of the HSR Act, (d) any notices required under the U.S. Federal Food, Drug, and Cosmetic Act, as amended (the “FD&C Act”), (e) the filing of the Certificate of Merger in accordance with the DGCL, and (f) such other Approvals as are not material to the operation of the business of the Surviving Corporation from and after the Effective Time.

3.6. No Violation. Except as set forth in Section 3.6 of the Company’s Disclosure Schedule, the execution and delivery by the Company of this Agreement and each Related Agreement to which it is a party do not, and the performance by the Company of its obligations under this Agreement and each Related Agreement to which it is a party, will not (a) conflict with or violate any provision of its Certificate of Incorporation or By-Laws as currently in effect, (b) conflict with or violate any Law or Order to which the Company is subject or by which any of its properties are bound, or (c) conflict with, result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, materially impair the Company’s rights or alter the rights or obligations of any third party under, result in the triggering of any event or increase of any payment to any Person, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any Company Contract or Company License to which the Company is a party or by which the Company or its properties is bound or subject, which conflict, violation, breach or default, in the case of subsections (b) and (c) hereof, would have a Company Material Adverse Effect.

3.7. Corporate Books. The books of account, minute books, stock certificate books and stock transfer ledgers and other similar books and records of the Company (a) have at all times been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which are not so set forth, and (b) contain true, complete and accurate records of all meetings and consents in lieu of meetings of board(s) of directors (and any committees thereof), similar governing bodies, if any, stockholders and other equity holders as applicable. The stock, warrant, option and other equity interest transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of this Agreement and all transfers involving the capital stock and other securities since the Company’s inception. True, correct and complete copies of all of the foregoing have been provided to Parent.

3.8. Licenses and Permits. Except for matters governed by Environmental Laws which are addressed in Section 3.12 below, the Company has all material licenses, permits, consents, approvals, authorizations, registrations, qualifications and certifications or other action of, or any filing, registration or qualification with, any Governmental Authority necessary for the business operations of the Company as currently conducted (collectively, the “Company Licenses”). Except for such defaults as would not have a Company Material Adverse Effect, there currently is no default under any Company License which has not been cured. Except as set forth in Section 3.8 of the Company’s Disclosure Schedule, there is no Action pending or to the Company’s Knowledge, threatened, and no event has occurred or is reasonably expected to occur, that could result in the termination, revocation, limitation, suspension, restriction or impairment of any Company License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Company License.

3.9. Required Vote.

(a) The Company’s Board of Directors, by the unanimous vote of all of the directors participating at a meeting duly called and held (which directors constitute a majority of the directors then in office), or by an executed written consent in lieu of a meeting, has (i) approved and declared advisable this Agreement and approved each Related Agreement to which the Company is a party, (ii) determined that the transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the Company and its stockholders, (iii) resolved to recommend adoption of this Agreement, and the approval of the Merger, the Related Agreements to which the Company is a party and the other transactions contemplated hereby and thereby to its stockholders and (iv) directed the submission of this Agreement to the Company’s stockholders for their adoption

(b) The affirmative vote of at least (i) a majority of all outstanding capital stock of the Company, with the Company’s Preferred Stock voting on as converted to Company Common Stock basis, voting as a class, and (ii) 66⅔% of all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock voting as a class (such holders, collectively, the “Requisite Holders”), at a special meeting of the Stockholders, or the approval of such Requisite Holders evidenced by executed written consent in lieu of a special meeting, are the only votes of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement, and to approve the Merger, the Related Agreements to which the Company is a party and the other transactions contemplated hereby and thereby (“Company Stockholder Approval”). Concurrently with the execution and delivery of this Agreement, the Principal Stockholders, who together constitute the Requisite Holders, have executed and delivered (for the benefit of the Company and Parent) the Voting Agreement pursuant to which, and subject to the terms and conditions thereof, each of them have agreed to vote their respective shares of Company Stock in favor of the adoption of this Agreement, and the approval of the Merger, the Related Agreements to which the Company is a party and the other transactions contemplated hereby and thereby at any special meeting of Stockholders held for such purpose or, alternatively, to consent in writing to the adoption of this Agreement, and the approval of the Merger, the Related Agreements to which the Company is a party and the other transactions contemplated hereby and thereby.

3.10. Title to Properties and Assets.

(a) The Company owns legally and beneficially, and has good title to, all assets purported to be owned by it (collectively, the “Company Assets”), including: (i) all assets reflected on the Interim Financial Statements; (ii) all assets referred to in the Company’s Disclosure Schedule and all of the rights of the Company under the Company Contracts; and (iii) all other assets reflected in its respective books and records as being owned by the Company. Except as set forth in Section 3.10 of the Company’s Disclosure Schedule, the Company owns the Company Assets, free and clear of all Liens other than Permitted Liens.

(b) With respect to personal properties and assets that are leased, the Company has a valid leasehold interest in such properties and assets and all such leases are in full force and effect and, to the Company’s Knowledge, constitute valid and binding obligations of the other party(ies) thereto. Neither the Company nor, to the Company’s Knowledge, any other party thereto is in violation of any of the terms of such lease, the violation of which would constitute a Company Material Adverse Effect.

(c) All material assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (excluding (i) ordinary wear and tear, and (ii) deferred maintenance requirements in an amount not to exceed $100,000 in the aggregate) and are adequate for the conduct of the Company’s business, as applicable, in the manner in which such business is currently being conducted.

3.11. Real Property.

(a) The Company does not own any real property.

(b) Section 3.11(b) of the Company’s Disclosure Schedule identifies all real property leased by the Company (“Leased Real Property”). True, correct and complete copies of all of the leases, subleases, licenses or other contracts pursuant to which the Company leases Leased Real Property (collectively, “Real Property Leases”) have been provided to Parent. The Company has not leased, subleased, licensed or sublicensed, or otherwise granted to any Person, the right of use or occupancy of any portion of the Leased Real Property.

3.12. Environmental Matters.

(a) Except as listed in Section 3.12(a) of the Company’s Disclosure Schedule, no Environmental Claim has been issued or filed, no penalty has been assessed and no Action is pending or to the Company’s Knowledge, threatened by any Governmental Authority or any Third Party, which Environmental Claim, penalty, or Action would have a Company Material Adverse Effect, with respect to: (i) any alleged violation of, noncompliance by the Company with, or Liability of the Company under, any Environmental Law or Order by which the Company or any of its assets are bound, (ii) any alleged failure by the Company to have or comply with any Environmental Permits, or (iii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transportation, abatement, release, exposure to removal, remediation, possession or handling by the Company, or presence on, under or above, or discharge from, the Leased Real Property of Hazardous Substances in violation of any Environmental Law or Order. The Company has not (A) been notified that it is potentially liable, (B) received any requests for information or other correspondence concerning any site or facility, or (C) received any notice that it is considered potentially liable, under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.

(b) Except as disclosed in Section 3.12(b) of the Company’s Disclosure Schedule, the Company and, to the Company’s Knowledge, the Leased Real Property are and have been in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by or the taking of appropriate steps to obtain by the Company of all Environmental Permits and other Approvals required under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof.

(c) There are no above-ground and, to the Company’s Knowledge, no underground storage tanks, oil/water separators, sumps and septic systems located on the Leased Real Property.

(d) The Company is not in possession of, and has no Knowledge of, any environmental reports, audits, assessments and investigations relating to the Leased Real Property.

3.13. Financial Statements; Undisclosed Liabilities.

(a) The Company has provided to Parent true, complete and correct copies of the audited balance sheet of the Company as at December 31, 2006, December 31, 2005 and December 31, 2004 and the related audited consolidated statements of income, cash flow and stockholders’ equity for the fiscal year then ended, certified by the Company’s independent public accountants and accompanied by a copy of such auditor’s report (the “Year-End Financial Statements”), and the unaudited balance sheet of the Company as of September 30, 2007 (“Interim Balance Sheet”) and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the nine months then ended (the “Interim Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”). The Financial Statements were prepared in accordance with the books and records of the Company and fairly present in all material respects the financial condition of the Company as of the dates indicated, and the results of operations and cash flows of the Company for the respective periods indicated, in accordance with U.S. generally accepted accounting principles (“GAAP”), applied on a consistent basis throughout the periods indicated (unless otherwise required by GAAP) except that the Interim Financial Statements are subject to customary inter-period and year-end adjustments (which will not, individually or in the aggregate, be material in magnitude) and do not contain all footnotes required by GAAP.

(b) Except as otherwise noted in the Financial Statements, the accounts and notes receivable of the Company reflected on the balance sheets included in the Financial Statements (i) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any Actions brought by or on behalf of the Company.

(c) Significant deficiencies in the financial reporting of the Company which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, letters to the Company from the accountants, and any fraud whether or not material that involves management or other employees who have a significant role in financial reporting, have been adequately and promptly disclosed to the independent accountants and management of the Company as required by applicable Law.

(d) Except for liabilities identified as such in the Interim Financial Statements (including the footnotes thereto) the Company has no accrued, contingent or other Liabilities of any nature, either matured or unmatured and whether due or to become due of a type required to be reflected in financial statements prepared in accordance with GAAP, other than (i) liabilities or obligations incurred in the ordinary course of business and consistent with past practice in nature and amount since September 30, 2007, (ii) Transaction Expenses, (iii) liabilities not yet due under Company Contracts, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts, and (iv) liabilities identified in Section 3.13(d) of the Company’s Disclosure Schedule.

3.14. Absence of Certain Events. Except as set forth in Section 3.14 of the Company’s Disclosure Schedule or in the Interim Financial Statements, since September 30, 2007, the Company has conducted its business in the ordinary course and consistent with past practice. Since September 30, 2007, except as set forth in Section 3.14 of the Company’s Disclosure Schedule, there has not been:

(a) any sale, assignment, license or other disposition, of any material portion of the assets or properties of the Company, except in the ordinary course of business, consistent with past practice in nature and amount, and in an aggregate amount not to exceed $1,500,000;

(b) any damage, destruction or loss of any of the material assets or properties of the Company by fire or other casualty, whether or not covered by insurance;

(c) any termination (other than in accordance with its terms), modification or amendment of any material Contract to which the Company is a party except for any such termination, modification or amendment that could not reasonably be expected to have a Company Material Adverse Effect;

(d) any change in the Company’s auditors, any of the accounting principles adopted by the Company or any change in the Company’s accounting policies, procedures, practices or methods with respect to applying such principles, other than as required by GAAP or by applicable Law;

(e) any (i) establishment or adoption by the Company of any Company Plan, (ii) payment by the Company of any bonus, profit sharing or similar payment to, or increase in the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees other than increases in the ordinary course of business, consistent with past practice in nature and amount, which increases, in the aggregate are not material to the Company, (iii) any termination of any officer or other key personnel of the Company or, to the Company’s Knowledge, any expression of intention by any such officer or key personnel to terminate employment with the Company, (iv) any granting of, or increase in, severance or termination pay or change of control payment, or (v) any entry into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby;

(f) any cancellation or forfeiture of any material debts or claims of the Company or any waiver of any rights of material value to the Company;

(g) any incurrence, assumption or guarantee by the Company of any Indebtedness for borrowed money other than in the ordinary course of business consistent with past practice in nature and amount, and in an aggregate amount not to exceed $1,000,000;

(h) any loan, advance or capital contribution made by the Company to, or investment in, any Person other than (i) loans or advances to employees in connection with business-related travel and entertainment, in each case made in the ordinary course of business consistent with past practice in nature and amount, and (ii) liabilities set forth on Section 3.13(d) of the Company’s Disclosure Schedule;

(i) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of class or series of the Company’s capital stock, or any purchase, redemption or other acquisition by the Company of any shares of its capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities;

(j) any written notice to the Company that any material Contract to which the Company was or is a party has been breached, repudiated or terminated or will be breached, repudiated or terminated;

(k) any capital expenditure by the Company which, when added to all other capital expenditures made on behalf of the Company since December 31, 2006, exceeds $150,000;

(l) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable;

(m) any Company Material Adverse Effect; or

(n) any written or oral agreement, understanding, authorization or proposal for the Company to take any of the actions specified in this Section 3.14.

3.15. Legal Proceedings; Orders. Except for matters governed by Environmental Laws which are addressed in Section 3.12 and except as set forth in Section 3.15 of the Company’s Disclosure Schedule, (a) there is no Action pending or, to the Company’s Knowledge, threatened by or against the Company or relating to the Company or its business or properties, except for any of the foregoing that could not reasonably be expected to have a Company Material Adverse Effect, and (b) no officer or director of the Company is a defendant in any Action in connection with his or her status as such. Neither the Company, nor any material property or asset of the Company, is subject to any outstanding Order. There is no unsatisfied material judgment, penalty or award against or affecting the Company or any of its properties or assets.

3.16. Compliance with Laws. Except for matters governed by Environmental Laws which are addressed in Section 3.12 and the Actions addressed in Section 3.15, the Company is, and at all times has been, in compliance in all material respects with all Laws applicable to it or its assets or properties. The Company has not received any notice to the effect that it is not in compliance with any Laws and there is no Action pending or, to the Company’s Knowledge, threatened by any Governmental Authority with respect to any alleged violation by the Company of any applicable Law.

3.17. Employment and Labor Matters.

(a) Set forth in Section 3.17(a) of the Company’s Disclosure Schedule is a list of all employees, officers and directors of the Company and each such individual’s (i) rate of pay or annual compensation (including actual or potential bonus payments, deferred or contingent compensation, pensions, “golden parachutes” and other similar benefits paid or payable in the current fiscal year, (ii) job title, (iii) status of employment or engagement, (iv) date of hire or engagement and (v) annual vacation, sick and other paid time off allowance. Also set forth in Section 3.17(a) of the Company’s Disclosure Schedule is a list of each independent contractor and consultant of the Company whose engagement by the Company is not terminable by the Company upon 90 or less days notice and, with respect to each such Person, a brief description of the services provided to the Company and such Person’s rate of pay.

(b) Except as set forth in Section 3.17(b) of the Company’s Disclosure Schedule, (i) there are no employment, consulting, independent contractor, severance pay, continuation pay, termination or indemnification Contracts, covenants not to compete, golden parachute agreements, or any other employment or service-related Contracts, between the Company and (A) any current stockholder, officer, director or employee or, to the extent that the Company has any continuing obligations, any former stockholder, officer, director or employee, or (B) any current independent contractor or consultant whose engagement with the Company is not terminable on less than 90 days notice or, to the extent that the Company has any continuing obligations, any former independent contractor or consultant, and (ii) there are no obligations to pay bonuses, change of control payments or other forms of compensation arising, vesting (whether fully or partially) or payable (whether or not at the Closing), to directors, officers, employees, consultants or agents of the Company as a result of the consummation of the transactions contemplated by this Agreement (but excluding bonus compensation payable in the ordinary course of business consistent with past practice that is not contingent on the consummation of such transactions).

(c) Each of the Company’s current and former officers, directors, employees, independent contractors and consultants have entered into the Company’s standard form of non-disclosure, non-solicitation and assignment of inventions agreement (a copy of which has been provided to Parent), and, to the Company’s Knowledge, no such person has breached such agreement.

(d) The Company is not a party to any collective bargaining Contracts or any other Contracts with any labor unions or other representatives of any employees of the Company, and no such Contract is being negotiated, nor to the Company’s Knowledge, are any union organizing efforts underway or threatened. There is no charge or complaint against the Company by the National Labor Relations Board or any comparable state or foreign agency pending or to the Company’s Knowledge, threatened to the effect that the Company, any Subsidiary or their representatives or employees, has committed any unfair labor practices in connection with the operation of the business of the Company. There has not been any labor strike, dispute, claim, charge, lawsuit, proceeding, labor slowdown or stoppage and none of such actions are pending or to the Company’s Knowledge, threatened against or involving the Company or with respect to any employees of the Company. No event has occurred, or to the Company’s Knowledge, circumstance exists that could provide the basis for any work stoppage or other labor dispute.

(e) The Company has not implemented any plant closing or layoff of employees that could implicate the WARN Act or any similar state or local statute or regulation.

(f) The Company is currently in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. There is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or to the Company’s Knowledge, threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company. There are no pending claims against the Company under any workers’ compensation plan or policy or for long term disability.

(g) There is no charge or complaint against the Company by the National Labor Relations Board or any comparable state or foreign agency pending or to the Company’s Knowledge, threatened to the effect that the Company or its representatives or employees has committed any unfair labor practices in connection with the operation of the business of the Company. There is no charge of discrimination in employment or employment practices against the Company, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission (the “EEOC”), or any other Governmental Authority in any jurisdiction in which the Company has employed or currently employs any person. To the Company’s Knowledge, none of the Company’s employment policies or practices is currently being audited or investigated by any Governmental Authority.

(h) Each independent contractor of the Company has been properly classified as an independent contractor for the purposes of Tax laws, employee classification laws, laws applicable to employee benefits and other applicable Laws. Each of the employees of the Company has been properly classified as either an exempt or a non-exempt employee for the purposes of all applicable local, state and federal wage and hour laws and all employees of the Company has received the pay to which they are entitled to under the applicable local, state and federal wage and hour laws.

(i) To the Company’s Knowledge, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of the Company or (ii) to assign to the Company or to any other Person any rights to any invention, improvement, or discovery. To the Company’s Knowledge, no former or current employee of the Company is a party to, or is otherwise bound by, any contract that in any way adversely affected, affects, or will affect the ability of the Company or Parent to conduct the business of the Company as formerly or currently conducted or as currently proposed to be conducted.

(j) Except as set forth in Section 3.17(j) of the Company’s Disclosure Schedule, there are no EEOC or state agency lawsuits, charges of discrimination filed with the EEOC or a state agency, or any compliance agreements, letters of commitment, settlement agreements, consent decrees, conciliation agreements with any government agency, or other pending or to the Company’s Knowledge, threatened employee complaints.

(k) Except as set forth in Section 3.17(k) of the Company’s Disclosure Schedule, there are not, and have not been within the last five years (or longer if continuing obligations remain), any other employment litigation or judgments entered or settlement agreements reached.

(l) Except as set forth in Section 3.17(l) of the Company’s Disclosure Schedule, none of the Department of Labor, including OSHA and the Wage and Hour Division, the EEOC and similar Governmental Authorities has issued or assessed a penalty, and no Action is pending or, to the Company’s Knowledge, threatened, with respect to any alleged violation of, noncompliance by the Company, or Liability of the Company under any Labor Law.

(m) The Company has not committed any unfair labor practice (as determined under any applicable Law or regulation).

3.18. Employee Benefit Plans.

(a) Section 3.18(a) of the Company’s Disclosure Schedule sets forth a list of each Company Plan that provides benefits in respect of any employee or former employee, director, officer or consultant (or any dependent or beneficiary) of the Company. Each Company Plan has been funded and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code. For purposes of this Agreement, the term “Company Plan” shall include each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which have ever been sponsored or maintained or entered into for the benefit of, or relating to, any present or former employee, manager or director of the Company. The Company has, to the extent applicable, provided to Parent true, correct and complete copies of (i) each Company Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications, (iii) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Company Plan (and, if such annual report is a Form 5500R, the corresponding Form 5500C filed with respect to such Company Plan), (iv) the most recent actuarial reports or other financial statements relating to such Company Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Plan and any pending requests for such a determination letter, (vi) the most recent nondiscrimination test performed under the Code (including 401(k) and 401(m) tests) for each Company Plan, and (vii) all material filings made with any Governmental Authority, including any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program, and (viii) any other documents, forms or other instruments relating to any Company Plan reasonably requested by Parent. Except as set forth in Section 3.18(a) of the Company’s Disclosure Schedule, no Company Plan has been established or maintained for employees living outside of the United States. The Company has made available to Parent copies of all material documents pursuant to which each Company Plan is administered.

(b) Except as set forth in Section 3.18(b) of the Company’s Disclosure Schedule, no Contract identified in Section 3.17(a) of the Company’s Disclosure Schedule will, as a result of the transactions contemplated hereby, either require any payment by the Company (or the Surviving Corporation) or Parent or any of their respective subsidiaries or any consent or waiver from any stockholder, officer, director, employee, consultant or independent contractor, or result in any change in the nature of any rights of any stockholder, officer, director, employee, consultant or independent contractor, including, but not limited to, any accelerated payments, deemed satisfaction of goals or conditions, new or increased benefits or additional or accelerated vesting.

(c) Except as set forth in Section 3.18(c) of the Company’s Disclosure Schedule, no individual will as a direct or indirect result of the transactions contemplated hereby, accrue or receive additional benefits, service or accelerated rights to payments under any Company Plan, including the right to receive any parachute payment (as defined in Section 280G of the Code) or become entitled to severance, termination allowance or similar payments that could result in the payment of any such benefits or payments, and no such benefits, rights or payments have accrued as of any other transaction or event that remains unsatisfied as of the date of this Agreement. Except pursuant to Contracts identified in Section 3.17(a) or as set forth in Section 3.18(c) of the Company’s Disclosure Schedule, the Company has not been and will not be required to “gross up” or otherwise compensate any individuals because of the imposition of any excise tax upon payment to such individual.

(d) Neither the Company nor any ERISA Affiliate maintains or contributes or, in the last seven years has ever maintained or contributed to, or otherwise participates or, in the last seven years participated in, a “defined benefit plan” within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code, or a plan that is subject to the requirements of Section 412 of the Code or Title IV of ERISA, or, in the last seven years was, a party to a “multiemployer plan” within the meaning of Section 3(37), 4001(a)(3), 4063 or 4064 of ERISA or Section 414(f) of the Code. For purposes of this Agreement, the term “ERISA Affiliate” shall include any organization that is or has ever been treated as a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA. No liability under Title IV or ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that would give rise to any such liability thereunder. Except as set forth in Section 3.18(d) of the Company’s Disclosure Schedule, the Company does not maintain a Company Plan providing retiree, medical or life benefits (as defined in Section 3(1) of ERISA) to employees or former employees after retirement or other separation from service other than as required by COBRA.

(e) No Action has been brought, is pending or to the Company’s Knowledge, threatened, against or with respect to any Company Plan, or any fiduciary thereof with respect to such fiduciary’s duties to the Company Plan, or the assets of any of the trusts thereunder. Except as set forth under ERISA, the Code or the terms of the relevant Company Plan, there are no material restrictions on the rights of the Company to amend or terminate any Company Plan without incurring any liability thereunder.

(f) To the Company’s Knowledge, no “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975(e)(2) of the Code) with respect to any Company Plan has engaged in any nonexempt “prohibited transaction” (as described in Section 4975(c) of the Code or Section 406 of ERISA). No tax under Code Sections 4980B or 5000 has been incurred with respect to any Company Plan and no circumstances exist that could give rise to such tax.

(g) Except as set forth in Section 3.18(g) of the Company’s Disclosure Schedule, all of the Company Plans that are intended to be qualified under Section 401(a) of the Code have been administered in accordance with their terms and are in compliance with the currently applicable provisions of ERISA and the Code, have received favorable determination letters from the IRS to the effect that such Company Plans are qualified and that each trust established in connection with any Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, or are entitled to rely on opinion letters issued to a prototype sponsor, and no such letter has been revoked and revocation is not threatened, and no fact or event has occurred that adversely affects the qualified status of any such Company Plan or the exempt status of any such trust.

(h) Except as set forth in Section 3.18(h) of the Company’s Disclosure Schedule, each Company Plan (and related trust, insurance Contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, other Laws, and its own terms. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of ERISA Section 3(21)) by ERISA with respect to the Company Plans that could result in any material liability or excise tax under ERISA or the Code being imposed on the Company. There is no pending or, to the Company’s Knowledge, threatened assessment, complaint, proceeding or investigation of any kind in any court or Governmental Authority with respect to any Company Plan (other than routine claims for benefits), nor to the Company’s Knowledge, is there any basis for one.

(i) Each Company Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) has been operated in material compliance with applicable Law, its terms, and with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable. No Company Plan or written or oral agreement exists which obligates the Company or any ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee, former employee or director of the Company or any ERISA Affiliate following such employee’s, former employee’s or director’s termination of employment with the Company or any ERISA Affiliate, including, but not limited to, retiree medical, health or life benefits, other than COBRA Coverage.

(j) Except as set forth in Section 3.18(j) of the Company’s Disclosure Schedule, all contributions, including insurance premiums, to or with respect to each Company Plan that are due have been paid in material compliance with all applicable Laws, and all contributions and insurance premiums for any period ending on or before the Closing Date that are not yet due have been paid or accrued in the ordinary course of business by the Company or the ERISA Affiliate, as applicable. All material contributions, transfers and payments in respect of any Company Plan, other than transfers incident to an incentive stock option within the meaning of Code Section 422, have been or are fully deductible under the Code.

(k) Except as set forth in Section 3.18(k) of the Company’s Disclosure Schedule, no Company Plan provides benefits to any individual who is not a current or former employee of the Company, or the dependents or other beneficiaries of any such current or former employee. No Company Plan provides, or has any liability to provide, life insurance, medical, severance, or other employee welfare benefits to any employee or any dependent of any employee beyond retirement or termination of service, other than coverage mandated by Law, and neither the Company nor any ERISA Affiliate has ever represented, promised or agreed to provide such to any employee or employees (whether individually or as a group) other than coverage mandated by Law.

(l) The Company has reserved all rights necessary to amend or terminate each of the Company Plans without the consent of any other person, and the execution of this Agreement and the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) result in the triggering or imposition of any restrictions or limitations (other than those set forth under applicable Laws) on the right of the Company to amend or terminate any Company Plan.

(m) Except as set forth in Section 3.18(m) of the Company’s Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Code Section 280G(b)(1)).

(n) Other than as set forth in Section 3.18(n) of the Company’s Disclosure Schedule, no Company Plan or other agreement provides for “deferred compensation” subject to Code § 409A (“Deferred Compensation Plan”). No Company Plan or other agreement providing for equity related based compensation or payments, including, without limitation, stock options, restricted stock, phantom stock or performance shares, provides for “deferred compensation” subject to Section 409A of the Code. Each Deferred Compensation Plan is in “good faith” compliance with Section 409A of the Code and the U.S. Treasury guidance related thereto, through and including Notice 2007-86. Each stock option or stock appreciation right issued by the Company or any ERISA Affiliate was granted with an exercise price equal to or greater than the per share fair market value (with the meaning of Code § 409A and the guidance issued thereunder) of the Company’s or affiliate’s common stock, and such common stock constitutes “service recipient stock” (within the meaning of Treas. Reg. § 1.409A-1(b)(5)(iii)(A)). No amount material to the Company for taxes are due or accrued because of violations of Code § 409A.

(o) Each Company Plan, if any, which is maintained outside of the United States has been operated in all material respects in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Plan is present or operates and, to the extent relevant, the United States.

(p) Except as set forth in Section 3.18(p) of the Company’s Disclosure Schedule, (i) no Company Plan, excluding any short-term disability, non-qualified deferred compensation or flexible spending account plan or program, is self-funded, self-insured or funded through the general assets of the Company or an ERISA Affiliate, and (ii) no Company Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Section 419 or 419A of the Code.

(q) Neither the Company nor any of its ERISA Affiliates is a party to any union or collective bargaining agreement.

3.19. Taxes.

(a) Except as set forth in Section 3.19(a) of the Company’s Disclosure Schedule, all federal, state, local and foreign Tax Returns required to be filed (taking into account extensions) by or on behalf of the Company have been timely filed and have been prepared in good faith in accordance with applicable Law. All Taxes due and payable by or with respect to the Company (whether or not shown on a Tax Return) have been timely paid, or such amounts, together with Taxes accruing but not subject to Tax Returns required to be filed are reserved for (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax treatment) in accordance with GAAP on the Financial Statements. Subject to the results of any audit listed on Schedule 3.19(a) of the Company’s Disclosure Schedule, no Taxes other than those shown on such Tax Returns or so reserved for on the Financial Statements are due and payable by or with respect to the Company. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company that are not adequately reserved for on the Financial Statements.

(b) Except as set forth in Section 3.19(b) of the Company’s Disclosure Schedule, there are no pending or, based on written notice, threatened, audits, assessments or other actions relating to Taxes of the Company. There are no matters under discussion with any Tax authority, or known to the Company, with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to any of the Company.

(c) Except as set forth in Section 3.19(c) of the Company’s Disclosure Schedule, the Company has not requested or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax which has not since expired. No extension or waiver of time within which to file any Tax Return of, or applicable to, the Company has been granted or requested which has not since expired.

(d) No unsatisfied deficiency, delinquency or default for any Tax has been claimed, proposed or assessed against or with respect to the Company, nor has the Company received notice of any such deficiency, delinquency or default.

(e) The Company has complied with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and in the manner required by Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.

(f) The Company has provided to Parent true, correct and complete copies of all federal, state, local and foreign Tax Returns, and any amendments thereto, of the Company and its predecessors (if any) for such company’s 2004 Tax year and each year thereafter, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company or any predecessors with respect to such Tax Returns.

(g) The Company is not a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by the Company that could be disallowed as a deduction under Section 280G or Section 162(m) of the Code.

(h) No power of attorney (other than powers of attorney authorizing employees and independent accountants of the Company to act on behalf of the Company) with respect to any Taxes has been executed or filed with any Tax authority.

(i) The Company is not a party to any tax sharing or allocation agreement, nor has any of them given any indemnity against Taxes imposed on any other Person, that has not expired by its terms or otherwise have been terminated and for which no amount is claimed to be owed.

(j) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local of foreign Tax law) execute on or prior to the Closing Date, (iii) any intercompany transaction or any excess loss account described in the Treasury Regulations under Section 1502 of Code (or any corresponding or similar provision of state, local or foreign Tax law), (iv) any installment sale or open transaction disposition made on or prior to the Closing Date, or (v) any prepaid amounts received on or prior to the Closing Date.

(l) During the five-year period ending on the date hereof, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 or Section 361 of the Code.

(m) Except as set forth in Section 3.19(m) of the Company’s Disclosure Schedule, the Company has not issued or assumed (i) any obligations described in Section 279(a) of the Code, (ii) any applicable high yield discount obligations, as defined in Section 163(i) of the Code, or (iii) any registration-required obligations, within the meaning of Section 163(f)(2) of the Code, that are not in registered form.

(n) The Company (i) is not a party to any “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations. The Company has not been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011 4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law. If the Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then the Company believes that it has either (a) substantial authority for the tax treatment of such transaction, or (b) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

3.20. Contracts.

(a) Section 3.20(a) of the Company’s Disclosure Schedule sets forth a list of all Contracts of the following nature to which the Company is a party or is otherwise bound or by which any assets or properties of the Company is subject: (i) all Contracts for capital expenditure projects in excess of $350,000 for any single project; (ii) any Contract that relates to any Indebtedness in excess of $350,000; (iii) any Contract pursuant to which the Company purchases products or services which involves (A) annual payments by the Company of $350,000 or more, or (B) aggregate payments by the Company under such Contract of more than $350,000 over the remaining term of such Contract; (iv) any Contract pursuant to which the Company sells any product or service to a Third Party which involves annual payments to the Company of $350,000 or more; (v) any Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property; (vi) any Contract with any Affiliate of the Company; (vii) any Real Property Lease; (viii) any lease of personal property which is material to the business of the Company; (ix) any contract that purports to limit the right of the Company to (A) engage or compete in any line of business, or (B) compete with any person or operate in any location; (x) any acquisition Contract pursuant to which the Company has “earn-out” or other contingent payment obligations that would be reasonably likely to result in aggregate payments in excess of $350,000; (xi) any employment, consulting or independent contractor (not terminable by the Company on 90 or less days’ notice), bonus, compensation, pension, insurance, retirement, deferred compensation or other similar Contract, plan, trust, fund or other agreement for the benefit of employees, consultants and independent contractors; (xii) all Contracts creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities; (xiii) all leases of personal property which are material to the business of the Company; (xiv) all Contracts concerning research collaboration; and (xv) to the extent not described by any of the foregoing subclauses (i) through (xiv), all other Contracts that were entered into outside the ordinary course of business (collectively, the “Company Contracts”). The Company has provided to Parent true, correct and complete copies of all Company Contracts.

(b) The Company is not, nor has it at any time been, in material default under the terms of any Company Contract (other than defaults that have been cured or waived and for which the Company has no continuing Liability), and the Company has not received any written notice of any material default under the terms of any Company Contract. To the Company’s Knowledge, no other party to any Company Contract is, or is alleged to be, in default under the terms thereof. To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Company Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Company Contract, (iii) give any Person the right to accelerate the maturity or performance of any Company Contract, or (iv) give any Person the right to cancel, terminate or modify any Company Contract.

(c) The Company Contracts are in full force and effect and are valid and binding obligations of the Company and, to the Company’s Knowledge, the other parties thereto, except that enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights in effect from time to time and general principles of equity. The Company has not received any notice from any other party to a Company Contract of the termination or threatened termination thereof, or of any claim, dispute or controversy with respect thereto.

3.21. Transactions With Related Parties.

(a) Except as set forth in Section 3.21(a) of the Company’s Disclosure Schedule, no Related Party is currently (i) a party to any transaction with the Company (including, but not limited to, any Contract providing for the employment of, furnishing of goods or services by, rental of real or personal property from, use or disclosure of Intellectual Property to, borrowing money from or lending money to, or otherwise requiring payments to, any such Person, but excluding payments for normal salary and bonuses and reimbursement of expenses), (ii) to the Company’s Knowledge, the direct or indirect owner of a material interest in any Person which is a competitor, supplier or customer of the Company, or (iii) the direct or indirect owner of any property or assets used in the business of the Company.

(b) Except as set forth in Section 3.21(b) of the Company’s Disclosure Schedule, no Related Party has any outstanding Indebtedness payable to the Company and the Company has not guaranteed any obligation or Indebtedness of any such Related Party to a third party.

3.22. Insurance. Section 3.22 of the Company’s Disclosure Schedule lists, by type, carrier, policy number and expiration date, of all insurance coverage carried by the Company. All such policies are in full force and effect and all premiums which are due and payable with respect thereto through the date hereof are currently paid. The Company has not received written notice of cancellation or non-renewal of any such policy or binder. Such policies are sufficient for compliance with all Laws and Contracts to which the Company is a party or by which it is bound, to the Company’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any policy and none of such polices provides for retroactive premium adjustments. To the Company’s Knowledge, the Company is not in breach or default (including any such breach or default with respect to any payment of premiums or the giving of notice), and no event has occurred which, with notice or lapse of time, would constitute a breach or default, or permit termination or modification under the policy. There are no material claims pending involving an amount in excess of $25,000 or as to which coverage has been question, denied or disputed.

3.23. Certain Business Practices. Neither the Company nor, to the Company’s Knowledge, any director or officer or employee of the Company (on behalf of the Company), has used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any payments in the nature of criminal bribery.

3.24. Intellectual Property; Patents.

(a) Except as set forth on Schedule 3.24(a), the Company owns, is exclusively licensed or otherwise possesses the rights to use and license, subject to any existing licenses or other grants of rights to third parties pursuant to agreements previously made available to Parent, all patents (including any registrations, continuations, continuations in part, divisionals, renewals, reexaminations, reissues and applications therefor), copyrights, trademarks, service marks, trade names, Uniform Resource Locators and Internet URLs, designs, slogans, computer programs and other computer software, databases, technology, trade secrets and other confidential information, know-how, processes, formulae, algorithms, models, user interfaces, customer lists, inventions, source codes and object codes, methodologies, architecture, structure, display screens, layouts, development tools, instructions, templates, trade dress, logos and all documentation and media constituting, describing or relating to each of the foregoing, together with all goodwill related to any of the foregoing, in each case as is necessary to conduct their respective businesses as presently conducted, the absence of which would reasonably be expected to have a Company Material Adverse Effect (collectively, the “Company Intellectual Property Rights”).

(b) Section 3.24(b) of the Company’s Disclosure Schedule sets forth, with respect to all Company Intellectual Property Rights registered with any Governmental Authority or for which an application has been filed with any Governmental Authority, as of the date of this Agreement, (i) the registration or application number, the date filed and the title, if applicable, of the registration or application and (ii) the names of the jurisdictions covered by the applicable registration or application.

(c) To the Company’s Knowledge, all of the patents, registered trademarks or copyrights included in the Company Intellectual Property Rights owned or controlled by the Company are valid and enforceable. There are no proceedings, claims or challenges that cause or would cause any patents, registered trademarks or copyrights included in the Company Intellectual Property Rights owned or purported to be owned by, the Company to be invalid or unenforceable, or that challenge the Company’s rights therein and, to the Company’s Knowledge, there are no such proceedings, claims or challenges with respect to any licensed Company Intellectual Property Rights. To the Company’s Knowledge, there are no facts or prior art that cause or would cause any patents, registered trademarks or copyrights included in the Company Intellectual Property Rights owned or purported to be owned by, or licensed to, the Company to be invalid or unenforceable. Except as otherwise set forth in Section 3.24(c) of the Company’s Disclosure Schedule, all necessary registration, maintenance and renewal fees in respect of the issuances and registrations of, and applications for the Company Intellectual Property Rights owned or purported to be owned by the Company, have been paid and all necessary documents and certificates have been filed with the relevant Government Authority for the purpose of maintaining such Company Intellectual Property Rights. To the Company’s Knowledge, all necessary registration, maintenance and renewal fees in respect of the issuances and registrations of, and applications for the licensed Company Intellectual Property Rights, have been paid and to the Company’s Knowledge, all necessary documents and certificates have been filed with the relevant Government Authority for the purpose of maintaining such Company Intellectual Property Rights. No act has been done or omitted to be done by the Company which has, had or would have the effect of impairing or dedicating to the public, or entitling any third party to cancel, forfeit, modify or consider abandoned, any Company Intellectual Property Rights, or give any third party any rights with respect thereto. To the Company’s Knowledge, the material facts relating to the Company’s product candidates have been provided to Parent.

(d) The Company is not, and will not as a result of the consummation of the Merger or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Company Intellectual Property Rights, or any licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties material to the conduct of the business of the Company (the “Third Party Intellectual Property Rights”), in each case in this Section 3.24(d) other than any such breaches which would not reasonably be expected to have a Company Material Adverse Effect.

(e) Except as set forth in Section 3.24(e) of the Company’s Disclosure Schedule, the Company has not been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right. The Company has not as of the date of this Agreement received any written notice of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Third Party Intellectual Property.

(f) To the Company’s Knowledge, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of any Company Intellectual Property Rights.

(g) Except as otherwise set forth in Section 3.24(g) of the Company’s Disclosure Schedule, the Company does not pay or receive any royalty to or from a third party with respect to any Company Intellectual Property Rights, nor has the Company licensed a third party to use any of the Company Intellectual Property Rights.

(h) All rights of the Company in and to the Company Intellectual Property Rights will be unaffected by the Merger and the other transactions contemplated hereby. Without limiting the foregoing, the consummation of the transactions contemplated by this Agreement will not (i) result in the loss of, or otherwise adversely affect, any rights of the Company in any Company Intellectual Property Rights, (ii) grant or require Parent or the Company to grant to any third party any rights with respect to any Intellectual Property, (iii) subject the Parent or Company to any increase in royalties or other payments in respect of any Company Intellectual Property Rights, or (iv) diminish any royalties or other payments the Parent or Company or would otherwise be entitled to in respect of any Company Intellectual Property Rights.

(i) Except as set forth in Section 3.24(i) of the Company’s Disclosure Schedule, the Company is not subject to any judgment with respect to, nor has it entered into or is it a party to any Contract which restricts or impairs the use of, any Company Intellectual Property Rights. Except as otherwise set forth in Section 3.24(i) of the Company’s Disclosure Schedule, to the Knowledge of the Company, (i) no Company Intellectual Property Rights misappropriates, violates or conflicts with, or has misappropriated, violated or conflicted with the Intellectual Property of any third party, (ii) no services or products sold or currently contemplated for sale by the Company, are infringing any issued patents owned by any third party or would infringe a claim in a published patent application owned by a third party if any such published patent application becomes an issued patent containing such claim, and (iii) none of the activities presently being conducted or planned to be conducted by the Company is infringing or will infringe the issued patents of any third party or would infringe a claim in any published patent application owned by a third party if any such published patent application becomes an issued patent containing such claim. No demand, claim, notice, inquiry or threat of action by any third party regarding the violation or infringement by Company of any Intellectual Property of any third party has occurred or is currently outstanding.

(j) The Company has not entered into any consent, indemnification, forbearance to sue or settlement agreement with respect to Intellectual Property and no demand, claim, notice, inquiry or threat of action has been asserted in writing and to the Knowledge of the Company, no inquiry or threat of action has been orally asserted, in each case, by any third party with respect to the validity or enforceability of, or the Company’s ownership of or right to use, any Company Intellectual Property Rights owned or purported to be owned by the Company. No proceedings or claims in which the Company alleges that any third party is infringing or otherwise violating any Company Intellectual Property Rights are pending, and none have been served by, instituted or asserted by the Company. To the Knowledge of the Company, no third party is infringing the Company Intellectual Property Rights.

(k) To the Knowledge of the Company, all trade secrets of the Company have been maintained in confidence in accordance with the protection procedures customarily used by comparable companies in the same industry as the Company to protect rights of like importance. All company personnel who have contributed to or participated in the conception or development of any Company Intellectual Property Rights have executed and delivered to the Company a confidentiality agreement restricting such Person’s right to disclose proprietary information of the Company. To the Knowledge of the Company, no company personnel have any claim against the Company in connection with such Person’s involvement in the conception and development of any Company Intellectual Property Rights and no such claim has been asserted or threatened in writing. To the Knowledge of the Company, none of the company personnel has any ownership interest in any patents for any device, process, design or invention of any kind now used or needed by the Company in the furtherance of its business operations, which patents have not been assigned to the Company, with such assignment duly filed in the United States Patent and Trademark Office (“PTO”) for recordation. All company personnel who have contributed to or participated in the conception and development of any Company Intellectual Property Rights owned by the Company, and/or any other Intellectual Property conceived and/or reduced to practice in the course of such company personnel’s employment at the Company, either (i) have been party to a “work-for-hire” arrangement or agreement with the Company, whether in accordance with applicable federal and state law, domestic or foreign, or otherwise, that has accorded the Company ownership of all tangible and intangible property rights thereby arising, or (ii) have executed appropriate instruments of assignment to the Company as assignee that have conveyed to the Company ownership of all tangible and intangible property thereby arising.

3.25. No Brokers. Except as set forth in Section 3.25 of the Company’s Disclosure Schedule, the Company has not employed or incurred any Liability to any broker, finder, investment banker or other agent in connection with the transactions contemplated by this Agreement.

3.26. Computer Systems. For purposes of this Agreement, “Computer Systems” means the software, hardware, network and telecommunications equipment and Internet-related information technology that are material to the Company in connection with the operation of its business as currently conducted. The Company is the owner of or is validly licensed to use or, in the case of outsourced services, is entitled to receive the benefits of use of, the Computer Systems, and will continue to be the owner of or, subject to obtaining any Approval listed in Section 3.5 of the Company’s Disclosure Schedule, to be so validly licensed or entitled to receive the benefits of use immediately following the Closing Date. There have been no downtimes, security breaches, virus attacks, hacking incidents, junk e-mail attacks, or system crashes of the Computer Systems in the 12 months prior to the date of this Agreement that have had, or would reasonably be expected to have, a Company Material Adverse Effect. The Computer Systems have sufficient capacity to meet the needs of the business of the Company as currently conducted and as currently proposed to be conducted.

3.27. Registration Statement; Proxy Statement/Prospectus. The information to be supplied by the Company in writing for inclusion in the S-4 shall not at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by the Company for inclusion in the Proxy Statement to be sent in connection with the meeting of Parent’s stockholders to consider the approval of this Agreement and the issuance of shares of Parent Common Stock pursuant to the terms of the Merger (the “Parent Stockholders’ Meeting”) shall not, on the date the Proxy Statement is first mailed to Parent’s stockholders, and at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders’ Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the S-4 or a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information which is contained in any of the foregoing documents which is not supplied by the Company in writing.

3.28. FDA and Related Matters.

(a) The Company has all licenses, permits, consents, approvals, authorizations, registrations, qualifications and certifications or other action of, or any filing, registration or qualification required by, the United States Food and Drug Administration (the “FDA”) and comparable foreign regulatory and governmental entities (collectively, “FDA Permits”), as are necessary under applicable law to own or lease its property and conduct its business as currently conducted, except for any of the foregoing that could not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect; the Company has satisfied all of the requirements of and fulfilled and performed all of its obligations with respect to the FDA Permits, and, to the Company’s knowledge, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder or any such FDA Permits, except for any of the foregoing that could not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as disclosed in Section 3.28 of the Company’s Disclosure Schedule or as otherwise could not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company has not failed to submit to the FDA an Investigational New Drug Application for each clinical trial it is conducting or sponsoring within the United States and (ii) all such submissions were in material compliance with applicable laws when submitted and no material deficiencies have been asserted by the FDA with respect to any such submissions.

(c) The tests, nonclinical studies and clinical trials conducted by or on behalf of the Company were, and if still pending, are being conducted in all material respects in accordance with applicable regulations, guidelines and generally accepted standards of good clinical practice, experimental protocols, requirements of a duly-constituted institutional review board (“IRB”) or animal care and use committee as appropriate, procedures and controls pursuant to, where applicable, accepted professional and scientific standards for products or product candidates comparable to those being developed by the Company. The Company has not received any notices or correspondence from the FDA or any foreign, state or local governmental body exercising comparable authority or any IRB or comparable authority requiring the termination, suspension or material modification of any tests, studies or trials conducted by or on behalf of the Company which termination, suspension or material modification would reasonably be expected to have a Company Material Adverse Effect.

(d) The Company (i) is not and has not been debarred from participation in any program related to pharmaceutical products pursuant to 21 U.S.C. Section 335a (a) or (b) (“Debarred”), (ii) does not employ or use the services of any person or entity that is Debarred and (iii) to the knowledge of the Company, has not employed or used the services of any person or entity that is or, during the time when such person or entity was employed by or providing services to the Company, was Debarred, except in the case of this clause (iii) as would not reasonably be expected to have a Company Material Adverse Effect. The Company does not employ or use the services of and, to the Company’s Knowledge, has not employed or used the services of, any investigator who has been disqualified under 21 C.F.R. Section 312.70.

(e) The Company has provided to Parent with true, correct and complete copies of each annual report filed by the Company with the FDA and any similar state or foreign regulatory or governmental entity with respect to any products and product candidates of the Company.

(f) The Company has provided Parent with (i) true, correct and complete copies of each New Drug Application (“NDA”) and each Investigational New Drug application (“IND”), and each similar state or foreign regulatory filing made on behalf of any of the Company, including all supplements and amendments thereto, (ii) all correspondence sent to and received from the FDA and similar state and foreign Governmental Authorities that concerns or would reasonably be expected to impact a product or product candidate of the Company, and (iii) all existing written records relating to all material discussions and all meetings between the Company and the FDA or similar foreign regulatory or governmental entities.

3.29. Relationships with Customers, Suppliers and Research Collaborators. The Company has no customers. Section 3.29 of the Company’s Disclosure Schedule sets forth a list of the Company’s top 5 suppliers, in each case by dollar amount paid to or by the Company, as applicable, for the fiscal year ended December 31, 2007. To the Company’s Knowledge, no such customer or supplier has expressed to the Company any intention to cancel or otherwise terminate or materially reduce or modify its relationship with the Company. To the Company’s Knowledge, no research collaborator of the Company has expressed to the Company an intention to cancel or otherwise terminate or materially reduce or modify its relationship with the Company.

3.30. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

3.31. Representations and Warranties Complete. The representations and warranties of the Company included in this Agreement and any list, statement, document or information set forth in, or attached to, any Section of the Company’s Disclosure Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, in each case, under the circumstances under which they are being made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except as disclosed by Parent and Acquisition Sub in the disclosure schedule, dated as of the date of this Agreement and delivered by Parent and Acquisition Sub to the Company together with this Agreement (“Parent’s Disclosure Schedule”), Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

4.1. Organization, Good Standing and Qualification.

(a) Parent is a corporation duly organized, validly existing and in good standing under the DGCL, and is qualified or licensed as a foreign corporation to do business, and is in good standing, in California, which jurisdiction is the only jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified, licensed or in good standing would not have a Parent Material Adverse Effect. Parent has the corporate power and authority, and is in possession of all Approvals necessary, to own, lease and operate its properties and to carry on its business as it is now being conducted or as currently proposed to be conducted, other than those, the failure of which to possess would not have a Parent Material Adverse Effect. True, correct and complete copies of Parent’s Certificate of Incorporation and By-Laws, and all amendments thereto and restatements thereof, are included in Parent’s SEC Documents or have been made available to the Company. Such Certificate of Incorporation and By-Laws are in full force and effect.

(b) Acquisition Sub is newly organized corporation, validly existing and in good standing under the DGCL. Parent has previously made available to the Company true, correct and complete copies of Acquisition Sub’s Certificate of Incorporation and By-Laws, and all amendments thereto and restatements thereof. Such Certificate of Incorporation and By-Laws are in full force and effect.

4.2. Subsidiaries. Except for Acquisition Sub, which is a wholly-owned subsidiary of Parent, neither Parent nor Acquisition Sub owns, directly or indirectly, any equity, partnership, membership or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity, partnership, membership or similar interest in, any Person, nor is Parent or Acquisition Sub under any obligation to form or participate in, provide funds to, or make any loan, capital contribution or other investment in, any Person except as contemplated by this Agreement. All of the outstanding capital stock of Acquisition Sub is owned by Parent, free and clear of any Liens other than Permitted Liens. Acquisition Sub was formed solely for the purpose of engaging in a Business Combination transaction with the Company and has engaged in no other business activities and has conducted its operations solely as contemplated hereby. Except as contemplated by this Agreement, no Person has any right to acquire any interest in the business or assets of Acquisition Sub (including any right of first refusal or similar right).

4.3. Authorization; Binding Obligations.

(a) Each of Parent and Acquisition Sub has all necessary corporate power and authority to execute and deliver this Agreement, and each Related Agreement to which it is a party, and each other instrument or document required to be executed and delivered by it pursuant to this Agreement or any such Related Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to Parent Stockholder Approval, the execution and delivery by Parent and Acquisition Sub of this Agreement and each Related Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby and thereby, have been duly and validly authorized by all corporate action on the part of Parent and Acquisition Sub (other than receipt of Parent Stockholder Approval) and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize this Agreement or any Related Agreement to which it is a party or to consummate the transactions so contemplated hereby and thereby.

(b) This Agreement has been, and each of the Related Agreements to which Parent or Acquisition Sub is a party, when executed and delivered by Parent or Acquisition Sub (and assuming the due authorization, execution and delivery by the other parties hereto and thereto), will be, duly and validly executed and delivered by such party, and this Agreement constitutes, and each Related Agreement to which Parent or Acquisition Sub is a party, when executed and delivered, will constitute, a legal, valid and binding obligation of Parent and/or Acquisition Sub enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.4. Capitalization.

(a) The authorized capital of Parent consists of (i) 60,000,000 shares of common stock, par value $0.0001 per share (“Parent Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), of which none have been designated. As of the date of this Agreement, there are (i) 10,500,000 shares of Parent Common Stock issued and outstanding; (ii) no shares of Parent Preferred Stock issued and outstanding; (iii) 10,425,000 shares of Parent Common Stock reserved for issuance pursuant to outstanding warrants; and (iv) 900,000 shares of Parent Common Stock reserved for issuance pursuant to the outstanding Unit Purchase Option issued in connection with the Parent’s IPO. All outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and non-assessable.

(b) Except as described in Section 4.4(a) above or disclosed in Parent’s SEC Documents, as of the date hereof, there are no (i) outstanding securities, options (whether vested or unvested), warrants, calls, rights, commitments or agreements to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of Parent, (ii) outstanding obligations, contingent or otherwise, of Parent to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other securities or equity interests of Parent, (iii) outstanding stock appreciation rights, phantom stock or other equity equivalent or equity-based awards or rights to which Parent is a party or by which it is bound, and Parent is not obligated to grant or issue any of the foregoing, (iv) voting trusts, proxies, rights plans, anti-takeover plans or other agreements to which Parent is a party or by which it is bound with respect to the issuance, holding, acquisition, registration, voting or disposition of any shares of capital stock or other securities or equity interests of Parent, and (v) declared or accrued unpaid dividends with respect to any of Parent’s securities and Parent has no obligation (contingent or otherwise) to declare or pay any dividend with respect to any of its securities or to make any other distribution in respect thereof.

(c) The authorized capital stock of Acquisition Sub consists of 3,000 shares of common stock, par value $0.0001 per share, 1,000 shares of which are duly authorized, validly issued and outstanding, fully paid, non-assessable and owned by Parent free and clear of all Liens other than Permitted Liens. Except as described in the foregoing sentence, as of the date hereof, there are no (i) outstanding securities, options (whether vested or unvested), warrants, calls, rights, commitments or agreements to which Parent is a party or by which it is bound obligating Acquisition Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of Acquisition Sub, (ii) outstanding obligations, contingent or otherwise, of Acquisition Sub to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other securities or equity interests of Acquisition Sub, (iii) outstanding stock appreciation rights, phantom stock or other equity equivalent or equity-based awards or rights to which Acquisition Sub is a party or by which it is bound, and Acquisition Sub is not obligated to grant or issue any of the foregoing, (iv) voting trusts, proxies, rights plans, anti-takeover plans or other agreements to which Acquisition Sub is a party or by which it is bound with respect to the issuance, holding, acquisition, registration, voting or disposition of any shares of capital stock or other securities or equity interests of Acquisition Sub, and (v) declared or accrued unpaid dividends with respect to any of Acquisition Sub’s securities and Acquisition Sub has no obligation (contingent or otherwise) to declare or pay any dividend with respect to any of its securities or to make any other distribution in respect thereof.

(d) The shares of Parent Common Stock to be issued by Parent as Merger Consideration will, upon issuance in accordance with the terms of this Agreement, be duly authorized, validly issued, fully-paid and non-assessable.

(e) None of the shares of capital stock of Parent or Acquisition Sub were issued or have been transferred in violation of, or are subject to, any preemptive rights or rights of first offer.

4.5. Consents and Approvals. The execution and delivery by each of Parent and Acquisition Sub of this Agreement, the Related Agreements to which it is a party or any other instrument or document required by this Agreement to be executed and delivered by Parent or Acquisition Sub do not, and the performance of this Agreement, the Related Agreements to which it is a party and any other instrument or document required by this Agreement to be executed and delivered by Parent or Acquisition Sub shall not, require Parent or Acquisition Sub to obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, except (a) for the filing of the S-4 with the SEC in accordance with the Securities Act, (b) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, (c) any request under the HSR Act from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Authority for additional information, documents or other materials relating to the pre-merger notification requirements of the HSR Act, (d) any notices required under the FD&C Act, (e) the filing of the Certificate of Merger in accordance with the DGCL, (f) as set forth in Section 4.5 of Parent’s Disclosure Schedule, and (g) such other Approvals, filings or authorizations as are not material.

4.6. No Violation. The execution and delivery by Parent and Acquisition Sub of this Agreement and each Related Agreement to which Parent or Acquisition Sub is a party do not, and the performance by Parent and Acquisition Sub of its obligations under this Agreement and each Related Agreement to which Parent or Acquisition is a party, will not (a) conflict with or violate the Certificate of Incorporation or By-Laws, as amended to date, of Parent or Acquisition Sub, (b) conflict with or violate any Law or Order to which Parent or Acquisition Sub is subject or by which any of their respective properties are bound, or (c) conflict with or result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) by Parent or Acquisition Sub under any material Contract to which Parent or Acquisition Sub is a party or by which Parent or Acquisition Sub or any of their respective assets or properties are bound or subject, which conflict, violation, breach or default would, in the case of subsections (b) and (c) hereof, have a Parent Material Adverse Effect.

4.7. Required Vote.

(a) Parent’s Board of Directors, by the unanimous vote of all of the directors participating at a meeting duly called and held (which directors constitute a majority of the directors then in office), has (i) approved and declared advisable this Agreement and approved each Related Agreement to which Parent is a party, (ii) determined that the transactions contemplated hereby and thereby are advisable, fair to and in the best interests of Parent’s stockholders, (iii) determined that the fair market value of the Company is equal to at least 80% of Parent’s net assets (excluding deferred underwriting discounts and commissions of approximately $2,070,000), (iv) resolved to recommend adoption of this Agreement, and the approval of the Merger, the Related Agreements to which Parent is a party and the other transactions contemplated hereby and thereby to Parent’s stockholders, and (v) directed that this Agreement be submitted to Parent’s stockholders for their adoption.

(b) The affirmative vote of at least a majority of all outstanding shares of Parent Common Stock present in person or by proxy at a special meeting of Parent’s stockholders at which a quorum is present are the only votes of the holders of any class or series of capital stock of Parent necessary to adopt this Agreement, and to approve the Merger, the Related Agreements to which Parent is a party and the other transactions contemplated hereby and thereby (“Parent Stockholder Approval”).

(c) Acquisition Sub’s Board of Directors and Parent, as Acquisition Sub’s sole stockholder, have jointly approved the Merger and adopted this Agreement and each Related Agreement to which Acquisition Sub is a party and the other transactions contemplated hereby and thereby.

4.8. Title to Properties and Assets. Except as disclosed in Parent’s SEC Documents, (a) Parent does not own or lease any real or personal property, and (b) except for this Agreement and the Related Agreements to which Parent is a party, there are no Contracts under which Parent and has any right or obligation to acquire or lease any interest in real or personal property.

4.9. SEC Documents.

(a) All required reports, prospectuses, forms, schedules, proxy statements or registration statements filed by Parent since its inception are collectively referred to herein as “Parent’s SEC Documents”. Acquisition Sub is not required to file any report, prospectus, form, schedule, proxy statement or registration statement with the SEC or any national securities exchange or quotation service.

(b) All Parent’s SEC Documents, as of their respective filing dates (with respect to filings made under the Exchange Act) or as of the respective dates upon which such filings became effective (with respect to filings made under the Securities Act), complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.

(c) None of Parent’s SEC Documents, as of their respective filing dates (with respect to filings made under the Exchange Act) or as of the respective dates upon which such filing became effective (with respect to filings made under the Securities Act), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.10. Financial Statements; Undisclosed Liabilities.

(a) The unaudited balance sheet of Parent as of September 30, 2007, and the related unaudited statements of income, cash flow and stockholders’ equity for the nine-month period then ended, as included in Parent’s SEC Documents, fairly present in all material respects the financial condition of Parent as of the dates indicated, and the results of operations and cash flows of the Parent for the respective periods indicated, in accordance with GAAP, applied on a consistent basis throughout the periods indicated (unless otherwise required by GAAP), except that such financial statements are subject to customary inter-period and year-end adjustments and do not contain all footnotes required by GAAP.

(b) Except for liabilities identified as such in Parent’s above-referenced financial statements (including the footnotes thereto) Parent has no accrued, contingent or other Liabilities of any nature, either matured or unmatured and whether due or to become due of a type required to be reflected in financial statements prepared in accordance with GAAP, or, to Parent’s Knowledge, of a type not required by GAAP to be reflected in financial statements, other than (i) liabilities or obligations incurred since September 30, 2007 in connection with identifying potential Business Combinations, performing due diligence with respect to potential acquisition targets and otherwise in the ordinary course of business, (ii) Transaction Expenses, (iii) Permitted Parent Indebtedness, and (iv) recurring liabilities for accounting, legal and certain administrative services.

(c) Acquisition Sub has no assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever except such obligations and liabilities as are imposed under this Agreement.

4.11. Absence of Certain Events. Except as set forth in Parent’s SEC Documents, and contemplated by this Agreement and the Related Agreements, since September 30, 2007 there has not been, (a) any Parent Material Adverse Effect (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (c) any split, combination or reclassification of any of Parent’s capital stock, (d) any granting by Parent of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (e) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with respect to any Governmental Entity, (f) any material change by Parent in its accounting methods, principles or practices, except as required by GAAP or applicable Law, (g) any change in the auditors of Parent, (h) except for securities which may be issued in connection with the incurrence of Permitted Parent Indebtedness, any issuance of capital stock of Parent, or (i) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent other than in the ordinary course of business.

4.12. Restrictions on Business Activities. Since its organization, Parent has not conducted any business activities other than activities directed toward Parent’s IPO and the consummation of a Business Combination. Except as set forth in Parent’s Certificate of Incorporation, Parent’s SEC Documents or Parent Contracts, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Parent Material Adverse Effect.

4.13. Legal Proceedings; Orders. There is no Action pending or, to Parent’s Knowledge, threatened by or against Parent, Acquisition Sub or relating to Parent, Acquisition Sub or their respective businesses or properties, except for the foregoing that could not reasonably be expected to have a Parent Material Adverse Effect, and no officer or director of Parent or Acquisition Sub is a defendant in any Action in connection with his or her status as such. None of Parent, Acquisition Sub or any of Parent’s or Acquisition Sub’s material properties or assets is subject to any outstanding Order.

4.14. Compliance with Laws. Except as set forth in Section 4.14 of Parent’s Disclosure Schedule, each of Parent and Acquisition Sub is, and at all times has been, in compliance in all material respects with all Laws applicable to it or its assets or properties. Neither Parent nor Acquisition Sub has received any notice to the effect that it is not in compliance with any Laws and there is no Action pending or to the Parent’s Knowledge, threatened by any Governmental Authority with respect to any alleged violation by Parent or Acquisition Sub of any applicable Law.

4.15. Employment and Labor Matters; Employee Benefit Plans. Neither Parent nor Acquisition Sub have any current or former employees. Except as disclosed in Parent’s SEC Documents, neither Parent nor Acquisition Sub maintain any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, or other material benefit plan, arrangement, agreement, policy or understanding (whether written or oral) sponsored, maintained or contributed to by Parent or Acquisition Sub or under which Parent or Acquisition Sub has any liability.

4.16. Contracts.

(a) Included in or filed as exhibits to Parent’s SEC Documents are descriptions or copies of any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent is a party or is otherwise bound or by which any assets or properties of Parent is subject. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which either (i) creates or imposes a liability greater than $350,000, or (ii) may not be cancelled by Parent on less than 30 days’ or less prior notice (“Parent Contracts”). All Parent Contracts other than those that are exhibits to the Parent SEC Reports are listed in Section 4.16 of Parent’s Disclosure Schedule. True, correct and complete copies of all Parent Contracts listed in Section 4.16 of Parent’s Disclosure Schedule have been made available to the Company. Parent is not, nor has it at any time been, in material default under the terms of any Parent Contract (other than defaults that have been cured or waived and for which Parent has no continuing Liability), and Parent has not received any written notice of any material default under the terms of any Parent Contract. To Parent’s Knowledge, no other party to any Parent Contract is, or is alleged to be, in default under the terms thereof. To Parent’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Parent Contract, (B) give any Person the right to declare a default or exercise any remedy under any Parent Contract, (C) give any Person the right to accelerate the maturity or performance of any Parent Contract, or (D) give any Person the right to cancel, terminate or modify any Parent Contract.

(b) The Parent Contracts are in full force and effect and are valid and binding obligations of Parent and, to Parent’s Knowledge, the other parties thereto, except that enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights in effect from time to time and general principles of equity. Parent has not received any notice from any other party to a Parent Contract of the termination or threatened termination thereof, or of any claim, dispute or controversy with respect thereto.

(c) Acquisition Sub is not a party or subject to any Contract other than this Agreement and the Related Agreements to which it is a party and as otherwise contemplated hereby and thereby.

4.17. Transactions With Related Parties. Except as disclosed in Parent’s SEC Documents or in Section 4.17 of Parent’s Disclosure Schedule, no Related Party is currently (a) a party to any transaction with Parent, (b) to Parent’s Knowledge, the direct or indirect owner of a material interest in any Person which is a competitor, supplier or customer of Parent, (c) the direct or indirect owner of any property or assets used in the business of the Parent, (d) has any outstanding Indebtedness payable to Parent and Parent has not guaranteed any obligation or Indebtedness of any such Related Party to a third party, or (e) to Parent’s Knowledge, has any direct or indirect ownership interest in any Person that competes with Parent (except for direct or indirect ownership of capital stock of one or more publicly traded companies in an amount less than 5% of such public company’s outstanding capital stock).

4.18. Indebtedness. Parent has no indebtedness for borrowed money other than Permitted Parent Indebtedness, if any.

4.19. Insurance. Except for directors’ and officers’ liability insurance, Parent does not maintain any insurance policies.

4.20. AMEX. Parent Common Stock is listed on the American Stock Exchange (the “AMEX”). There is no Action pending or to the Parent’s Knowledge, threatened against Parent by AMEX or the Financial Industry Regulatory Authority with respect to any intention to delist Parent Common Stock from the AMEX.

4.21. Trust Account. As of January 31, 2008, there was approximately $67,825,900 held in the Trust Account.

4.22. Ownership of Company Stock. Neither Parent nor Acquisition Sub beneficially owns, directly or indirectly, any shares of Company Stock or is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Stock.

4.23. No Brokers. Except as disclosed on Schedule 4.23 of Parent’s Disclosure Schedule, neither Parent nor Acquisition Sub has employed or incurred any Liability to any broker, finder, investment banker or other agent in connection with the transactions contemplated by this Agreement.

4.24. Representations and Warranties Complete. The representations and warranties of Parent included in this Agreement are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, in each case, under the circumstances under which they are being made.

ARTICLE V

COVENANTS

5.1. Conduct Pending Closing.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company, on the one hand, and Parent and Acquisition Sub, on the other hand, shall use its commercially reasonable efforts consistent with past practices and policies, (a) conduct its business in all material respects the ordinary course of business consistent with past practice, (b) maintain its corporate existence, preserve intact its business organization and assets, (c) keep available the services of its present officers, key employees, (d) maintain in effect the Company Contracts and Parent Contracts, as applicable (subject to the expiration of any such Contract pursuant to its terms), and (e) preserve present business relationships with suppliers, customers, licensees and other Persons.

(b) Between the date hereof and the Effective Time, none of the Company, Parent or Acquisition Sub shall do, or agree to do, any of the following without the prior written consent of the other:

(i) sell, assign, license or otherwise dispose of any material portion of its assets or properties, except in the ordinary course of business, consistent with past practice in nature and amount, and in an aggregate amount not to exceed $1,500,000;

(ii) terminate (except for those that terminate in accordance with their terms), modify or amend any Contract except in the ordinary course of business, consistent with past practice which termination, modification or amendment involves aggregate payments or value in excess of $500,000;

(iii) change auditors, accounting principles, policies, procedures, practices or methods, other than as required by GAAP or by applicable Law;

(iv) with respect to the Company, amend any Company Plan;

(v) pay any bonus, profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any directors, officers or employees other than once-annual increases in the ordinary course of business, consistent with past practice in nature and amount, which increases, in the aggregate shall not exceed $350,000;

(vi) grant or increase severance or termination pay or change of control payment except in the ordinary course of business, consistent with past practice which grant or increase payment involves, in any one case, aggregate payments in excess of $75,000;

(vii) enter into any employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction of the nature contemplated hereby;

(viii) cancel or forfeit any material debts or claims or any waive of any rights of material value;

(ix) incur, assume or guarantee any Indebtedness for borrowed money other than in the ordinary course of business consistent with past practice in nature and amount, and in an aggregate amount not to exceed $1,000,000 (including any Indebtedness existing as of the date of this Agreement);

(x) loan, advance or make capital contribution to, or investment in, any Person other than loans or advances to employees in connection with business-related travel and entertainment, in each case made in the ordinary course of business consistent with past practice in nature and amount;

(xi) declare, set aside or pay any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of class or series of capital stock, or purchase, redeem or otherwise acquire any shares of capital stock or any other securities or any options, warrants, calls or rights to acquire any such shares or other securities;

(xii) make any capital expenditure which exceeds $100,000 or, when added to all other capital expenditures made following the date of this Agreement, exceeds $250,000;

(xiii) reevaluate any assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable;

(xiv) amend or otherwise change its Certificate of Incorporation or By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure;

(xv) issue, sell, transfer, pledge, dispose of or encumber, or subject to a Lien, or authorize the issuance, sale, transfer, pledge, disposition or encumbrance of, any shares of its capital stock or other equity of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest, except, (A) in the case of the Company, for the issuance of shares of Company Common Stock upon the exercise of Company Options outstanding on the date hereof, securities issued in connection with a Bridge Financing, and securities issued to Arachnova Therapeutics Limited (“Arachnova”) pursuant to an agreement between Arachnova and the Company, dated as of December 10, 2007, and (B) in the case of Parent, as may be agreed to by Parent’s Board of Directors, subject to the Company’s consent (which consent shall not be unreasonably withheld or delayed);

(xvi) sell, transfer, pledge, dispose of or encumber, or authorize the sale, transfer, pledge, disposition or encumbrance of a material amount of its assets; or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest;

(xvii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property or any combination thereof) in respect of any of its capital stock or other equity interests;

(xviii) split, combine or reclassify any of its capital stock or other securities or issue or authorize or propose the issuance of any other stock options or securities in respect of, in lieu of or in substitution for shares of its capital stock or amend the terms of, repurchase, redeem or otherwise acquire, any of its securities, or propose to do any of the foregoing;

(xix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(xx) form any subsidiary or acquire (by merger, consolidation, acquisition of stock or other securities or assets or otherwise) any equity or other interest, or make any other investment in, any other Person or acquire any material amount of assets or property other than in the ordinary course of business, or enter into any joint venture, strategic alliance, exclusive dealing, non-competition or similar contract or arrangement with any other Person;

(xxi) hire or terminate any key employee, consultant or independent contractor, except for hirings in the ordinary course of business consistent with past practice and terminations for poor performance or cause;

(xxii) accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses or reduce inventories, except in the ordinary course of business consistent with past practice;

(xxiii) create, incur, suffer to exist or assume any Lien (other than Liens existing on the date hereof and Permitted Liens) on any of its assets or properties;

(xxiv) enter into any Contract involving aggregate payments or a value in excess of $350,000, other than in the ordinary course of business or for Transaction Expenses;

(xxv) settle or compromise any federal, state, local or foreign income Tax Liability or agree to an extension of a statute of limitations;

(xxvi) pay, discharge, satisfy, settle or commence any Action or waive, assign or release any material rights or claims;

(xxvii) make or change any election, change any annual accounting period, file any amended Return, in each case, with respect to Taxes;

(xxviii) engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code;

(xxix) make any stock split or consolidation; or

(xxx) authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into any Contract to do any of the foregoing;

provided, that, none of the Approved Secured Debt, the Bridge Financing or the Permitted Parent Indebtedness (including securities issued in connection with the incurrence of Permitted Parent Indebtedness) shall be deemed precluded by the foregoing clauses (i) through (xxx) of this Section 5.1(b).

(c) The Company will obtain the Bridge Financing in an amount required in excess of the Secured Debt to operate the Company from the date hereof to the Closing Date up to $5,000,000 (the “Commitment”). In the event that the Closing Date occurs before the Commitment is fully funded, there will be no obligations to obtain the full amount of the Commitment.

5.2. Registration Statement; Proxy Statement; Other Filings; etc.

(a) As promptly as practicable after the execution of this Agreement and, in any event, within four Business Days thereof, (i) Parent and the Company shall prepare and issue a press release, and (ii) Parent will prepare and file with the SEC a current report on Form 8-K, in each case, announcing the execution of this Agreement and the Merger contemplated hereunder.

(b) As promptly as practicable after the execution of this Agreement and receipt from the Company of financial and other information relating to the Company as Parent may reasonably request for its preparation (i) the Parent will prepare and file with the SEC the Proxy Statement, and Parent will prepare and file with the SEC the S-4 in which the Proxy Statement will be included as a prospectus, and (ii) Parent will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (collectively, the “Other Filings”). For inclusion in the S-4, each of Parent and the Company will cause its audited financial statements for its fiscal year ended December 31, 2007 to be completed, and appropriate consents of its auditors to be delivered, as soon as reasonably possible following the date of this Agreement.

(c) Parent will notify the Company promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the S-4, the Proxy Statement or any Other Filing or for additional information and will supply the Company with copies of all correspondence between the Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the S-4, the Proxy Statement, the Merger or any Other Filing. The Parent will respond to any comments of the SEC and will use its commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and will cause the Proxy Statement to be mailed to Parent’s stockholders at the earliest practicable time.

(d) The Company will engage Ernst & Young LLP (“E&Y”), to issue to Parent a “comfort” letter, in form and substance reasonably satisfactory to Parent, concerning the financial statements of the Company and certain statistical and other data included in the S-4 and Proxy Statement, in accordance with Statement of Auditing Standards No. 72 “Letters for Underwriters and Certain Other Requesting Parties” (“SAS 72”) and E&Y’s normal practices and procedures, which “comfort” letter will be dated at or about the effective date of the S-4 and prior to the Mailing Date (the “Comfort Letter”). Parent and Company shall use their respective reasonable best efforts to satisfy the criteria of SAS 72 to enable E&Y to issue the comfort letter on a timely basis (including, but not limited to, the requirement that Parent provide certain customary representations in accordance with SAS 72).

(e) The Proxy Statement, the S-4 and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the S-4 or any Other Filing, the Parent, as the will promptly inform the Company of such occurrence and each of the Company and the Parent will cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company and Parent, such amendment or supplement.

(f) Proxy materials, in the form of a proxy statement (as amended or supplemented, the “Proxy Statement”), will be sent to the stockholders of Parent for the purpose of soliciting proxies from holders of Parent Common Stock to vote, at the Parent Stockholder’s Meeting, in favor of:

(i) Parent Stockholder Approval;

(ii) the change of the name of Parent to “Dynogen Pharmaceuticals, Inc.”, an amendment to remove the preamble and Sections A through F, inclusive, of Article Sixth from Parent’s Certificate of Incorporation from and after the Closing and to redesignate section G of Article Sixth as Article Sixth, an increase in the number of authorized shares of Parent Common Stock and such other changes as mutually agreed upon by Parent and Company (the “Charter Amendment”);

(iii) the election of Parent’s Designees, the Company’s Designees and Lee R. Brettman to Parent’s Board of Directors, effective as of the Effective Time; and

(iv) the adoption of an equity incentive plan, in form and substance reasonably satisfactory to Parent and the Company, providing for issuance thereunder of up to such number of shares of Parent Common Stock as shall equal 15% of (A) the issued and outstanding shares of Parent Common Stock immediately following the Closing Date, plus (B) the shares of Parent Common Stock issuable upon the exercise of options, warrants and other rights outstanding immediately following the Closing Date (but not including First Success Fee Shares or Second Success Fee Shares) (the “Parent Plan”).

(g) As soon as practicable following its approval by the SEC, Parent shall distribute the Proxy Statement to the holders of Parent Common Stock (the date of such distribution, the “Mailing Date”) and, pursuant thereto, shall call the Parent Stockholders Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the stockholders of Parent for approval or adoption at the Parent Stockholders’ Meeting, including, without limitation, the matters described in Section 6.2(d) above. Parent, acting through its Board of Directors, shall include in the Proxy Statement the recommendation of its Board of Directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use reasonable best efforts to obtain the Parent Stockholder Approval.

(h) Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting. The Company shall coordinate with Parent to ensure that the information relating to the Company supplied by the Company for inclusion in the Proxy Statement will not as of date of its distribution to the holders of Parent Common Stock (or any amendment or supplement thereto) or at the time of the Parent Stockholders’ Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(i) Prior to the Closing Date, Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued pursuant to the Merger to be registered or qualified under all applicable Blue Sky Laws of each of the states and territories of the United States in which it is believed, based on information furnished by the Company, holders of the Company Stock reside and to take any other such actions that may be necessary to enable the Parent Common Stock to be issued pursuant to the Merger in each such jurisdiction.

(j) At least five days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Merger Form 8-K”), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, Parent and the Company shall prepare the press release announcing the consummation of the Merger hereunder (“Press Release”). Simultaneously with the Closing, Parent shall file the Merger Form 8-K with the SEC and distribute the Press Release.

(k) In connection with the preparation of the Merger Form 8-K and Press Release, and for such other reasonable purposes, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the Initial Officers and Directors) and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of the Company and Parent to any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.3. HSR Act Filings; Other Approvals, Filings and Consents.

(a) Each of Parent, Acquisition Sub and the Company (i) agrees that it shall, as promptly as practicable and in any event within 21 calendar days of the date hereof, make the filings required of such party under the HSR Act with respect to the transactions contemplated by this Agreement, (ii) agrees to use its reasonable best efforts to negotiate with the United States Federal Trade Commission, the United States Department of Justice and/or any other Governmental Authority in respect of such filings to prevent the issuance of any requests for additional information, documents or other materials under the HSR Act; provided, that, (A) if such a request is about to be issued notwithstanding the parties’ efforts, the parties shall discuss the withdrawal and refiling of the filings to avoid the issuance of such a request and to enable the parties to continue to attempt to resolve the issues raised by the United States Federal Trade Commission, the United States Department of Justice and/or any other Governmental Authority in connection with the filings without the need to respond to any such request, and each of the parties shall have the option of withdrawal and refiling, and (B) if any such requests are nonetheless issued, to seek modification of same and/or comply at the earliest practicable date with respect thereto, as modified, and (iii) shall act in good faith and reasonably cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction. To the extent not prohibited by Law, each party to this Agreement shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement. Each of the Company and Parent shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such filings or any such transaction. The Company and Acquisition Sub shall (x) give the other parties hereto prior notice of each meeting and substantive conversation with the United States Federal Trade Commission, the United States Department of Justice and/or any other Governmental Authority with respect to such filings, investigation or other inquiry, (y) discuss with the other parties hereto the subject matter to be discussed at such meeting or during such conversation and the recommended course of action, and (z) to the extent reasonably practicable or appropriate, allow the other parties to participate in such meeting or conversation.

(b) Each of Parent, Acquisition Sub and the Company shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as inconsistent with or in violation of any Antitrust Law, each of Parent, Acquisition Sub and the Company shall cooperate and use reasonable best efforts to contest and resist such Action, and to have vacated, lifted, reversed or overturned any Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement or the Related Agreements, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless Parent and the Company determine that litigation is not in their mutual best interests. Each of Parent, Acquisition Sub and the Company shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the transactions contemplated by this Agreement and the Related Agreements as promptly as possible after the execution of this Agreement.

(c) Each of Parent and the Company shall, as promptly as practicable, use reasonable best efforts to obtain all other necessary Approvals from Governmental Authorities and make all other necessary registrations and filings under applicable Law required in connection with the authorization, execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, including the Merger. Parent and the Company shall act in good faith and reasonably cooperate with the other in connection therewith and in connection with resolving any investigation or other inquiry with respect thereto. To the extent not prohibited by Law, each party to this Agreement shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law (other than Antitrust Laws) in connection with the transactions contemplated by this Agreement and the Related Agreements. Each of the Company and Parent shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such Approval. The Company, Parent and Acquisition Sub shall (i) give the other parties hereto prior notice of each meeting and substantive conversation with any Governmental Authority with respect to any such Approval, investigation or other inquiry, (ii) discuss with the other parties hereto the subject matter to be discussed at such meeting or during such conversation and the recommended course of action, and (iii) to the extent reasonably practicable or appropriate, allow the other parties to participate in such meeting or conversation.

5.4. Access to Information. Prior to the Effective Time and upon reasonable notice, the Company shall afford to the Parent’s Representatives, reasonable access during normal working hours to all of its properties, finances, operating condition, books, Contracts and records and the Company shall furnish promptly to Parent all information concerning its business, properties, books, Contracts, records and personnel as Parent or Parent’s Representatives may reasonably request. The Company shall make available to Parent’s Representatives upon the reasonable request of Parent and during normal working hours all officers, accountants, counsel and other representatives or agents of the Company for discussion of the Company’s businesses, properties or personnel as Parent may reasonably request. The Company shall use reasonable best efforts to make available to the officers, employees, accountants, counsel and other representatives of Parent upon the reasonable request of Parent such customers, suppliers or other Persons with whom the Company maintains a business or commercial relationship; participating in any telephone conversation. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. All information obtained by Parent pursuant to this Section 5.4 shall constitute Dynogen Information (as such term is defined in that certain Mutual Non-Disclosure Agreement and Waiver, dated August 14, 2007, between Parent and the Company (the “Confidentiality Agreement”)). The Confidentiality Agreement and the terms and conditions thereof shall survive execution and delivery of this Agreement and the Closing; provided, that Parent, Acquisition Sub and their respective Representatives may disclose Dynogen Information, and the Company, the Representative and the Company’s Representatives may disclose Apex Information (as such term is defined in the Confidentiality Agreement), in each case, to the limited extent necessary to preserve and enforce such Person’s rights under this Agreement and the Related Agreements. Acquisition Sub and the Representative agree to be bound to the terms and conditions of the Confidentiality Agreement as if a party thereto to the same extent as Apex and the Company, respectively.

5.5. Notice of Certain Events. Each party hereto shall promptly notify the other parties hereto of any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware after the date hereof and prior to the Closing that would constitute a material violation or breach of this Agreement (or a material breach of any representation or warranty contained herein) or, if the same were to continue to exist as of the Closing Date, would result in any of the conditions set forth in Article VI hereof.

5.6. Public Announcements; Non-Disclosure. Subject to Section 6.2 and 6.3 above, prior to the Effective Time, Parent and the Company shall consult with and obtain the approval of (which approval shall not be unreasonably withheld) the other party before issuing any press release or other public announcement with respect to the Merger or this Agreement, and no party hereto shall issue or cause to be issued any such press release prior to such consultation and approval, except to the extent required by applicable Law or the rules of any applicable securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement to attempt to agree upon mutually satisfactory text.

5.7. Directors and Officers of Parent and the Company After Merger. Parent and the Company shall take all necessary action so that the Initial Officers and Directors are elected to the positions of officers and directors of Parent and the Surviving Corporation, to serve in such positions effective immediately after the Closing. The directors of the Company and the directors of Parent shall enter into a voting agreement prior to Closing to give effect to the foregoing.

5.8. Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Parent as provided in its Certificate of Incorporation or By-Laws or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms. Neither Parent nor the Surviving Corporation will amend, repeal or modify such provisions in any manner that would adversely affect the rights thereunder of such persons; provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law.

(b) For a period of six years after the Closing Date, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Parent (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.8.

(d) The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Parent for all periods ending on or before the Closing Date and may not be changed without the consent of a majority-in-number of such Persons.

5.9. Treatment as a Reorganization. Neither Parent nor the Company shall take any action prior to or following the Merger that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

5.10. No Securities Transactions. The Company nor any of its affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use its best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

5.11. No Claim Against Trust Account. The Company acknowledges that, if the transactions contemplated by this Agreement are not consummated by Parent by June 13, 2009, Parent will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company s hereby waives all rights against Parent to collect from or assert a claim against the Trust Account for any moneys that may be owed to it by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (other than as a result of the Merger, pursuant to which the Company would have the right to collect the monies in the Trust Account), and will not seek recourse against the Trust Account for any reason whatsoever.

5.12. Updates to Disclosure Schedule for Post-Signing Events. At any time, and from time to time on or prior to the Closing Date, the Company may supplement or amend the Company’s Disclosure Schedule and Parent may supplement and amend parent’s Disclosure Schedule in either case, to reflect any fact necessary to make the representations true and correct (any such supplement or amendment, a “Disclosure Update”). For purposes of determining whether the condition set forth in Section 6.2(a) with respect to the Company or 6.3(a) with respect to the Parent, has been satisfied, (a) with respect to a fact or circumstance set forth on the Disclosure Update, which fact or circumstance (i) exists as of the date of this Agreement or (ii) arises after the date of this Agreement and constitutes a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, the Company’s Disclosure Schedule or Parent’s Disclosure Schedule, as applicable, will not be deemed amended by the Disclosure Update, and (b) with respect to a fact or circumstance set forth on the Disclosure Update, which fact or circumstance arises after the date of this Agreement and which does not constitute a Company Material Adverse Effect, or a Parent Material Adverse Effect, as the case may be, the Company’s Disclosure Schedule or Parent’s Disclosure Schedule, as applicable, will be deemed updated by the Disclosure Update.

5.13. No Solicitation. On the date of this Agreement, the Company and the Parent shall (a) immediately cease, and cause their respective Representatives immediately to cease, all existing activities, discussion and negotiations with any third parties with respect to any Acquisition Proposal, and (b) promptly notify each of their respective Representatives of its obligations under this Section 5.13. From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, neither the Company nor the Parent shall, nor shall they authorize or permit any of their respective Representatives, directly or indirectly to, (i) initiate, solicit, participate in any discussions or negotiations regarding, provide any non-public information with respect to, or intentionally encourage or seek any inquiries or communications relating to the making of any Acquisition Proposal; (ii) enter into any letter of intent, memorandum, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement constituting or related to an Acquisition Proposal, or (iii) release any Third Party from, or waive compliance with any standstill or confidentiality provisions of any agreement to which it is a party (other than a confidentiality Agreement referred to in and as permitted by this Section 5.13).

5.14. Cooperation; Further Assurances.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, and by the Related Agreements and to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article VI, as applicable to each of them, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and Parent) and/or any Governmental Authority in order to consummate the Merger or any of the other transactions contemplated hereby. This obligation shall include, (i) the Company’s commitment to cooperate with, and provide reasonable assistance to, Parent in obtaining Permitted Parent Indebtedness (including without limitation, providing such information as may be reasonably requested from a potential lending source), and (ii) on the part of Parent, sending a termination letter to Agent in substantially the form of Exhibit A attached to the Investment Management Trust Agreement by and between Parent and Agent dated as of June 13, 2007. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

(b) Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

(c) The Company shall use its reasonable best efforts to obtain all Approvals from third parties that are set forth in Section 3.5 of the Company’s Disclosure Schedule and identified with an asterisk (“Company Third Party Consents”). Parent and Acquisition Sub shall use their respective reasonable best efforts to obtain all Approvals from third parties that are set forth in Section 5.5 of the Company’s Disclosure Schedule and identified with an asterisk (“Parent/Acquisition Sub Third Party Consents”).

5.15. Company Affiliates. Prior to the Closing Date, the Company shall deliver to Parent a written schedule identifying each of its “affiliates” (as that term is defined for purposes of paragraphs (c) and (d) of Rule 145) (each, a “Company Affiliate”) and will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such schedule. The Company will use its reasonable best efforts to deliver or cause to be delivered to Parent prior to the Effective Time from each Company Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit A (the “Company Affiliate Agreement”), each of which will be in full force and effect as of the Effective Time.

5.16. Registration Rights Agreement. On or prior to the Closing Date, (a) Parent will execute and deliver to the Company (on behalf of the Company Affiliates), a Registration Rights Agreement in substantially the form attached hereto as Exhibit B (the “Registration Rights Agreement”), and (b) the Company will use its reasonable best efforts to deliver or cause to be delivered to Parent the Registration Rights Agreement executed by each Company Affiliate.

ARTICLE VI

CONDITIONS PRECEDENT TO MERGER

6.1. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver by Parent and the Company at or prior to the Closing of the following condition:

(a) Governmental Approvals. All applicable waiting periods or approvals under the HSR Act or any other Antitrust Laws shall have expired or been terminated or received. All other Approvals of, or declarations or filings, with any Governmental Authority necessary for the consummation of the Merger, if any, shall have been obtained or made.

(b) Stockholder Approval. Company Stockholder Approval and Parent Stockholder Approval shall have been obtained.

(c) Registration Statement Effective. The S-4 shall have been declared effective by the SEC.

6.2. Additional Conditions to Obligations of Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to effect the Merger shall be subject to the satisfaction or waiver by Parent at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. After giving effect to any Disclosure Update in accordance with Section 5.12, if applicable, each of the representations and warranties set forth in Article III that is qualified by “materiality,” “Company Material Adverse Effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

(b) Agreements and Covenants. The Company shall have performed or complied, in all material respects, with each obligation, agreement and covenant to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Compliance Certificate. The Company shall have delivered to Parent a certificate of the President or Chief Executive Officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Sections 6.2(a), (b), (h) and (k) have been satisfied.

(d) Consents. Each of the Company Third Party Consents shall have been received in form and substance reasonably satisfactory to Parent.

(e) Secretary’s Certificate. The Company shall have delivered to Parent a certificated signed by the Company’s corporate Secretary certifying as to: (i) an attached copy of the resolutions of the Board of Directors of the Company and an attached copy of the resolutions of the Requisite Holders, in each case authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Related Agreements, and stating that the resolutions thereby certified have not been amended, modified, revoked or rescinded; (ii) the incumbency, authority and specimen signature of each officer of the Company executing this Agreement and the Related Agreements; and (iii) an attached (as in effect from the time the resolutions described above were adopted until the Closing) copy of the Company’s Certificate of Incorporation and Bylaws or other organizational documents, and (iv) an attached certificate of good standing from the Secretary of State of its jurisdiction of incorporation and the Secretary of State of each jurisdiction in which it is qualified or licensed to do business, each dated a reasonable date prior to the Closing Date.

(f) Escrow & Exchange Agreement. The Company, Holder Representative and the Agent shall have executed and delivered the Escrow and Exchange Agreement in form and substance mutually agreeable to Parent and the Company (the “Escrow & Exchange Agreement”), the same shall be in full force and effect and the actions required to be taken thereunder by the parties thereto prior to the Effective Time shall have been performed.

(g) No Injunctions or Restraints; Illegality.

(i) There shall not be any Law enacted, entered, enforced or otherwise in effect and deemed applicable to the Merger, which makes the consummation of the Merger on the terms, and conferring upon the Parent and the Surviving Corporation all of their respective rights and benefits, contemplated herein, illegal.

(ii) No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on the terms, and conferring upon the Parent and the Surviving Corporation all of their respective rights and benefits, contemplated herein.

(iii) There shall not be pending any Action by any Person that seeks to prevent the consummation of the Merger on the terms, and conferring upon the Parent and the Surviving Corporation all of their respective rights and benefits, contemplated herein, or seeking the award of damages payable by or any other remedy against Parent or the Surviving Corporation if the Merger is consummated.

(h) Maximum Dissenting Shares. Not more than 10% of the outstanding shares of Company Stock outstanding immediately prior to the Effective Time shall be Dissenting Shares.

(i) Conversion Rights. Holders of 30% or more of the shares of Parent Common Stock issued in Parent’s IPO and outstanding immediately prior to the Closing shall not have exercised their rights to convert their shares into a pro rata portion of the Trust Account.

(j) Parent Stockholder Approvals. The Charter Amendment and Parent Plan shall have been duly adopted and approved by Parent’s stockholders.

(k) Cancellation of Securities. All Company Options, Company Warrants, Secured Warrants and Bridge Notes shall have been cancelled effective as of the Effective Time.

(l) Key Employee Letter Agreements. Each of the Key Employee Letter Agreements shall remain in full force and effect.

(m) Principal Stockholder Agreements. Each of the Principal Stockholders shall have executed and delivered a letter agreement, substantially in the form of Exhibit C hereto (the “Principal Stockholder Agreements”), and the same shall be in full force and effect.

(n) Legal Opinion. Parent shall have received a legal opinion, substantially in the form of Exhibit D hereto, from Graubard Miller, the Company’s counsel, dated as of the Closing Date.

(o) Patent Opinion. Parent shall have received a legal opinion about intellectual property matters, substantially in the form of Exhibit E-1 hereto from Alston & Bird LLP, patent counsel to the Company, and separate legal opinion about intellectual property matters, substantially in the form of Exhibit E-2 hereto from Hamilton, Brook, Smith & Reynolds, P.C., patent counsel to the Company, in each case, dated as of the Closing Date.

(p) Parent Voting Agreement. The voting agreement in the form of Exhibit F hereto (the “Parent Voting Agreement”) shall have been executed and delivered by each of the Principal Stockholders and shall be in full force and effect.

(q) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by each Company Affiliate and shall be in full force and effect.

(r) Resignations. Each of the Company’s officers and directors (other than such individuals who are designated as Initial Officers and Directors or the Company’s Designees) shall have executed and delivered a letter of resignation effective as of the Effective Time.

(s) Capitalization Schedule. The Company shall have delivered to Parent a schedule, certified by the Company’s Chief Executive Officer and Chief Financial Officer, setting forth, with respect to each Company Holder, to the extent applicable (a)(i) the number of shares of Company Common Stock and Company Preferred Stock held by such Company Holder, (ii) the number of shares of Company Common Stock issuable upon conversion of all such shares of Company Preferred Stock (including shares issuable upon conversion of all accrued and unpaid dividends thereon), (iii) the number of Option Shares underlying all Company Options held by such Company Holder, indicating those which are vested and exercisable, and those which are unvested, (iv) the number of Warrant Shares underlying all Company Warrants and Secured Warrants held by such Company Holder, and (v) the aggregate principal amount of all Bridge Notes held by such Company Holder, in each case, as of the Closing Date, immediately prior to the Effective Time, and (b) the number of shares of Parent Common Stock, Parent Options, Parent Warrants, Parent Secured Warrants and Parent Bridge Warrants to which such Company Holder shall be entitled in connection with the Merger in respect of all the Company Securities held by such Company Holder.

(t) Other Deliveries. At or prior to the Closing, the Company shall have delivered to Parent such other documents and or certificates as shall be reasonably requested by Parent and its counsel in order to consummate the transactions contemplated by this Agreement.

6.3. Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties set forth in Article V that is qualified by “materiality” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

(b) Agreements and Covenants. Each of Parent and Acquisition Sub shall have performed or complied, in all material respects, with each obligation, agreement and covenant to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Compliance Certificate. Parent shall have delivered to the Company a certificate of the President or Chief Executive Officer of Parent, dated as of the Closing Date, certifying that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d) Consents. Each of the Parent/Acquisition Sub Third Party Consents shall have been received in form and substance reasonably satisfactory to the Company.

(e) Secretary’s Certificate. The Parent shall have delivered to the Company a certificated signed by the Parent’s corporate Secretary certifying as to: (i) an attached copy of the resolutions of the Board of Directors of the Parent authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Related Agreements, and stating that the resolutions thereby certified have not been amended, modified, revoked or rescinded; (ii) the incumbency, authority and specimen signature of each officer of the Company executing this Agreement and the Related Agreements; and (iii) an attached (as in effect from the time the resolutions described above were adopted until the Closing) copy of the Parent’s Certificate of Incorporation and Bylaws or other organizational documents, and (iv) an attached certificate of good standing from the Secretary of State of its jurisdiction of incorporation and the Secretary of State of each jurisdiction in which it is qualified or licensed to do business, each dated a reasonable date prior to the Closing Date.

(f) Resignations. Each of Parent’s officers and directors (other than such individuals who are designated as Initial Officers and Directors or Parent’s Designees) shall have executed and delivered a letter of resignation effective as of the Effective Time.

(g) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by Parent and be in full force and effect.

(h) Exchange Agreement. The Parent and the Agent shall have executed and delivered the Escrow & Exchange Agreement, the same shall be in full force and effect and the actions required to be taken thereunder by the parties thereto prior to the Effective Time shall have been performed.

(i) No Injunctions or Restraints; Illegality.

(i) There shall not be any Law enacted, entered, enforced or otherwise in effect and deemed applicable to the Merger, which makes the consummation of the Merger on the terms, and conferring upon the Stockholders all of their respective rights and benefits, contemplated herein, illegal.

(ii) No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on the terms, and conferring upon the Stockholders all of their respective rights and benefits, contemplated herein.

(iii) There shall not be pending any Action by any Person, nor shall any threat of any such Action have been made by any Person in writing and not withdrawn, in either case that seeks to prevent the consummation of the Merger on the terms, and conferring upon the Stockholders all of their respective rights and benefits, contemplated herein.

(j) SEC Compliance. Immediately prior to the Closing, Parent shall be in material compliance with the reporting requirements under the Exchange Act.

(k) Legal Opinion. The Company shall have received a legal opinion, substantially in the form of Exhibit G hereto, from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Parent’s counsel, dated as of the Closing Date.

(l) Parent Voting Agreement. The Parent Voting Agreement shall have been executed and delivered by each of the Principal Stockholders and shall be in full force and effect.

(m) Other Deliveries. At or prior to the Closing, Parent shall have delivered to the Company such other documents and or certificates as shall be reasonably requested by the Company and its counsel in order to consummate the transactions contemplated by this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT, WAIVER AND EXPENSES

7.1. Termination. This Agreement may be terminated (in the case of clauses (b) - (f) below, by written notice of the terminating party to the other parties hereto) and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time:

(a) By mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

(b) By either Parent or the Company if the Merger shall not have been consummated on or before the date which is 270 days from the date of this Agreement; provided, however, that if the Merger shall not have been consummated solely due to any Approval from any Governmental Authority not having been received (such date, as extended, if applicable, the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill in all material respects any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date; and, provided, further, that the Outside Date shall be extended, and neither Parent, on the one hand, nor the Company, on the other hand, may terminate this Agreement under this Section 7.1(b) until the expiration of the 10-day cure period set forth in Section 7.1(d)(ii)(B) or Section 7.1(e)(ii)(B), as the case may be;

(c) By either Parent or the Company, if a Court or Governmental Authority shall have issued an Order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger;

(d) By Parent, if neither Parent nor Acquisition Sub is in material breach of any of its obligations under this Agreement, and if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Section 6.1 or 6.2 and (i) is incapable of being cured, or (ii) if capable of being cured is not cured prior to the later of (A) the Business Day prior to the Outside Date, or (B) the date that is 10 days from the date that the Company is notified of such breach;

(e) By the Company, if it is not in material breach of any of its obligations under this Agreement, and if Parent or Acquisition Sub shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Section 6.2 or 6.3 and (i) is incapable of being cured, or (ii) if capable of being cured is not cured prior to the later of (A) the Business Day prior to the Outside Date, or (B) the date that is 10 days from the date that Parent is notified of such breach; or

7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement (other than this Section 7.2 and Section 7.3 and Article X which shall survive such termination) will forthwith become void; provided, that if this Agreement is terminated as a result of any material breach of any representations, warranties, obligations, covenants or other agreements by either party under this Agreement, the non-breaching party shall be entitled to pursue a claim for damages arising therefrom in a court of competent jurisdiction).

7.3. Expenses.

(a) Except as otherwise specified in Section 7.3(c) below, all fees, costs and expenses incurred in connection with this Agreement and the Related Agreements and the transactions contemplated hereby, including, without limitation, legal, accounting and investment banking fees (“Transaction Expenses”), shall be paid by the party incurring such Transaction Expenses, whether or not the Merger is consummated.

(b) All Transaction Expenses which are incurred by the Company or Parent through the Closing Date and which remain unpaid as of the Closing Date, to the extent known on the Closing Date shall be paid on the Closing Date as contemplated by Section 2.1.

(c) Notwithstanding anything to the contrary, fees payable in connection with filings made under the HSR Act pursuant to this Agreement will be borne equally by Parent and the Company.

ARTICLE VIII

ESCROW; REPRESENTATIVE

8.1. Escrow.

(a) As the sole remedy for the indemnity obligations set forth in Article IX, at the Closing, each Company Holder entitled to receive shares of Parent Common Stock pursuant to Section 1.6(d) or (e) or Section 1.10 shall deposit in escrow, to be held from the Closing Date until the first year anniversary thereof (such period, the “Escrow Period”), and for such further period as may be required pursuant to the Escrow & Exchange Agreement referred to below, such number of shares of Parent Common Stock as shall equal the Indemnity Share Number multiplied by a fraction, the numerator of which is the number of shares of Parent Common Stock to which such Company Holder is entitled pursuant to Sections 1.6(d) and (e) and Section 1.10, and the denominator of which is the number of shares of Parent Common Stock to which all Company Holders are entitled pursuant to Sections 1.6(d) and (e) and Section 1.10 (all shares so deposited collectively, the “Indemnity Shares”). The Indemnity Shares will be deposited, held and disbursed all in accordance with the terms and conditions of the Escrow & Exchange Agreement. For purposes hereof, the “Indemnity Share Number” shall equal 5% of the aggregate number of shares of Parent Common Stock to which Company Holders shall be entitled pursuant to Sections 1.6(d) and (e) and Section 1.10 hereof.

(b) Parent Committee. Prior to the Closing, the Board of Directors of Parent shall appoint a committee consisting of one or more of its then members to act on behalf of Parent to take all necessary actions and make all decisions pursuant to the Escrow & Exchange Agreement regarding Parent’s right to indemnification pursuant to Article IX hereof. In the event of a vacancy in such committee, the Board of Directors of Parent shall appoint as a successor a Person who was a director of Parent prior to the Closing Date or some other Person who would qualify as an “independent” director of Parent and who has not had any relationship with the Company prior to the Closing. Such committee is intended to be the “Committee” referred to in Article IX hereof and in the Escrow & Exchange Agreement.

8.2. Holder Representatives.

(a) Upon the approval of the Merger and the authorization of the form of this Agreement by the Company’s stockholders, and upon receipt of a written consent of Company Holders, which consent may be included in the Letter of Transmittal, Kate Bingham and Michael Bigham (together with any subsequent or successor representative, the “Holder Representatives”), are appointed, authorized and empowered to jointly (and not singly) be the exclusive proxy, representative, agent and attorney-in-fact of each of the Company Holders, with full power of substitution, to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of the Company Holders, at any time, in connection with, and that may be deemed by the Holder Representatives to be necessary or appropriate to accomplish the intent and implement the provisions of, this Agreement and the Escrow & Exchange Agreement, and to facilitate the consummation of the transactions contemplated hereby and thereby, and in connection with the activities to be performed by or on behalf of such Company Holders under this Agreement and the Escrow & Exchange Agreement (including, without limitation, in connection with any and all claims for remedies brought pursuant to this Agreement or the Escrow & Exchange Agreement). By executing this Agreement, each Holder Representative accepts such appointment, authority and power. Without limiting the generality of the foregoing, the Holder Representatives acting jointly (and not singly) shall have the power to take any of the following actions on behalf of such Company Holders: (A) to execute and deliver the Escrow & Exchange Agreement (with such modifications or changes therein as to which the Holder Representatives, in their sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Holder Representatives, in their sole discretion, may deem necessary or desirable; (B) to give and receive notices, communications and consents under this Agreement and the Escrow & Exchange Agreement; (C) to receive and distribute payments pursuant to the Escrow & Exchange Agreement; (D) to waive any provision of this Agreement or the Escrow & Exchange Agreement; (E) to assert any claim or institute any Action; (F) to investigate, defend, contest or litigate any Action initiated by any Person against the Holder Representatives and/or the Indemnity Shares, as the Holder Representatives, in their sole discretion, may deem necessary or desirable; (G) to receive process on behalf of any or all such Company Holders in any such Action; (H) to negotiate, enter into settlements and compromises of, resolve and comply with orders of courts and awards of arbitrators or other third party intermediaries with respect to any disputes arising under this Agreement or the Escrow & Exchange Agreement, as the Holder Representatives, in their sole discretion, may deem necessary or desirable; (I) to agree to any offsets or other additions or subtractions of amounts to be paid under this Agreement or the Escrow & Exchange Agreement as the Holder Representatives, in their sole discretion, may deem necessary or desirable; and (J) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Holder Representatives, in their sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Agreement and by the Escrow & Exchange Agreement.

(b) The appointment of the Holder Representatives by each such Company Holder is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of such Company Holder). Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, securityholders, successors and assigns of each such Company Holder. All decisions of the Holder Representatives shall be final and binding on all of the Company Holders, and no such Company Holders shall have the right to object, dissent, protest or otherwise contest the same. Parent and the Surviving Corporation shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Holder Representatives and any document executed by the Holder Representatives on behalf of any such Company Holders and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon absent willful misconduct. If for any reason there is less than two Holder Representatives at any time, all references herein to the Holder Representatives shall be deemed to refer to the remaining Holder Representative, if any, and the Company Holders owning a majority of the Company Stock held by all Company Holders (on an as-converted-to Common Stock basis) outstanding immediately prior to the Effective Time. If any Holder Representative ceases to serve in such capacity, for any reason, such Person shall designate his or her successor. Failing such designation within 10 business days after the Holder Representative has ceased to serve, those members of the Board of Directors of Parent who were directors of the Company prior to the Closing shall appoint as successor, a Person who was a former stockholder of the Company or such other Person as such members shall designate.

(c) The parties acknowledge that the Holder Representatives’ obligations under this Article VII are solely as representatives of the Company Holders in the manner set forth in the Escrow & Exchange Agreement with respect to the obligations to indemnify Parent Indemnitees under Article IX and all payments to Parent as a result of such indemnification obligations shall be made solely from, and to the extent of, the Indemnity Shares. Out-of-pocket expenses of the Holder Representatives for attorneys’ fees and other costs shall be borne by the Company Holders.

ARTICLE IX

INDEMNIFICATION

9.1. Indemnification of Parent.

(a) General. Subject to the terms and conditions of this Article IX (including without limitation the limitations set forth in Section 9.4), Parent, (the “Parent Indemnitees”) shall be indemnified, defended and held harmless from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of the Company contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Company to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing; or

(ii) the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement.

(b) Losses. As used in this Article IX, the term “Losses” shall include all actual losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses), including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which Parent Indemnitee may be entitled to indemnification pursuant to this Article IX, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words. Notwithstanding anything to the contrary contained herein, in no event shall the Parent Indemnities be entitled to recover consequential or punitive damages.

(c) No Limitation for Investigation. Subject to Section 5.12, the representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Parent Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Parent Indemnitees or any of their representatives. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any Disclosure Update shall be deemed to be a representation and warranty made by the Company in this Agreement.

9.2. Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article IX with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Parent by a Person other than the Company (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim. Parent, acting through the Committee, will give the Holder Representatives prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”), together with copies of all material documents served on or received by the Parent Indemnity by such third party and the Representative shall be entitled to participate in the defense of Third Party Claim at its expense.

(b) Defense. The Holder Representatives (on behalf of the Company Holders) shall have the right, at its option (subject to the limitations set forth in subsection 9.2(c) below) and at its own expense, by prompt written notice to Parent, to assume the entire control of, subject to the right of Parent to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Parent to be the lead counsel in connection with such defense. If the Holder Representatives are permitted and elects to assume the defense of a Third Party Claim:

(i) the Holder Representatives shall diligently and in good faith defend such Third Party Claim and shall keep Parent reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, Parent shall have the right to approve the settlement, which approval shall not be unreasonably withheld or delayed; and

(ii) Parent shall cooperate fully in all respects with the Holder Representatives in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Parent shall make available to the Holder Representatives all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense. The Holder Representatives shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against Parent; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect Parent other than as a result of money damages or other money payments. Parent does not have knowledge as of the date hereof of any such matters.

(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by Parent against the Holder Representatives and shall not affect the Holder Representatives’ duty or obligations under this Article IX, except to the extent (and only to the extent that) such failure shall have materially and irrevocably adversely affected the ability of the Holder Representatives to defend against or reduce the liability or caused or increased such liability or otherwise caused the damages for which the Holder Representatives are obligated to be greater than such damages would have been had Parent given the Holder Representatives prompt notice hereunder. So long as the Holder Representatives are defending any such action actively and in good faith, Parent shall not settle such action. Parent shall make available to the Holder Representatives all relevant records and other relevant materials required by them and in the possession or under the control of Parent, for the use of the Holder Representatives and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e) Failure to Defend. If the Holder Representatives, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, Parent will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Holder Representatives shall have the right to approve any settlement, which approval will not be unreasonably withheld or delayed. In such event, the Holder Representatives shall cooperate fully in all respects with Parent in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and the Holder Representatives shall make available to Parent all pertinent information and documents under his or her control.

(f) Parent’s Rights. Anything in this Section 9.2 to the contrary notwithstanding, the Holder Representatives shall not, without the written consent of Parent, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Parent of a full and unconditional release from all liability and obligation in respect of such action without any payment by Parent.

(g) Holder Representatives Consent. Unless the Holder Representatives have consented to a settlement of a Third Party Claim (which consent shall not be unreasonably withheld or delayed), the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow & Exchange Agreement

9.3. Indemnification not Involving a Third Party Claim. Any claim by a Parent Indemnitee for recovery of Losses not involving a Third-Party Claim may be made by Parent (on behalf of such Parent Indemnitee) in writing and delivered to the Holder Representatives. Such writing shall set forth, in reasonable detail, the basis for the claim and the total dollar amount sought (to the extent known at such time). Following delivery of such a written notice of a claim for recovery, the Holder Representatives and Parent shall cooperate in good faith (with the advice and representation of legal counsel, accountants and other advisors, if necessary) to determine the validity of the claim and the amount of recoverable Losses, if any. If the Holder Representatives and Parent are unable to come to an agreement regarding same within 60 days following the delivery of such written notice of claim, the amount of the Loss if any shall be determined in accordance with the provisions of the Escrow & Exchange Agreement.

9.4. Insurance. To the extent that any Losses that are subject to indemnification pursuant to this Article IX are covered by insurance, Parent shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Parent shall nevertheless be entitled to bring a claim for indemnification under this Article IX in respect of such Losses and the time limitations set forth in Section 9.5 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Parent for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Holder Representatives (on behalf of Company Holders). If Parent has received the payment required by this Agreement from the Holder Representatives (on behalf of Company Holders) in respect of any Loss and later receives proceeds from insurance in respect of such Loss, then, if and only to the extent that (a) such proceeds or other amounts are received during the Escrow Period, (b) Indemnity Shares remain in escrow, and (c) a Parent Indemnitee has a claim for Losses determined to be due and owing and not yet paid by the Holder Representatives (on behalf of the Company Holders) (a “Unsettled Claim”), then the amount of the Unsettled Claim shall be reduced by the sum of (i) the amount of insurance proceeds actually received by Parent, minus (ii) an amount equal to the annual increase in insurance costs directly resulting from Parent having made a claim for such insurance proceed, up to a maximum amount equal to the aggregate amount of any payments received from the Holder Representatives pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (A) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (B) relieved of the responsibility to pay any claims for which it is obligated.

9.5. Limitations on Indemnification.

(a) Survival; Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Company to Parent in connection with this Agreement shall survive the Closing for 12 months. All covenants set forth herein will survive the Closing until such covenants are fully performed in accordance with the terms herein. Any claim set forth in a Notice of Claim sent prior to the expiration of the Escrow Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article IX shall be brought after the end of the end of the Escrow Period.

(b) Deductible. No amount shall be payable under Article IX unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds an amount equal to $1,000,000 (the “Deductible”), in which event the amount payable shall only be the amount in excess of the amount of the Deductible.

(c) Aggregate Amount Limitation. Notwithstanding anything to the contrary contained herein, the aggregate liability for Losses pursuant to Section 9.1 shall not in any event exceed the value of the Indemnity Shares and Parent shall have no claim against the Company Holders other than for the Indemnity Shares (and any proceeds of the shares or distributions with respect to the Indemnity Shares).

9.6. Exclusive Remedy. Parent hereby acknowledges and agrees that, from and after the Closing, its sole remedy with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article IX. Notwithstanding any of the foregoing, nothing contained in this Article IX shall in any way impair, modify or otherwise limit Parent’s or the Company’s right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misrepresentation or omission, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation or omission, does not constitute fraud.

9.7. Adjustment to Transaction Consideration. Amounts paid for indemnification under Article IX shall be deemed to be an adjustment to the value of the shares of Parent Common Stock issued by Parent as a result of the Merger, except as otherwise required by Law.

ARTICLE X

MISCELLANEOUS

10.1. Entire Agreement; Amendments. This Agreement, together with its schedules and exhibits, the Confidentiality Agreement, the Related Agreements and all other ancillary agreements, documents and instruments to be delivered in connection herewith contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, either oral or written. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any other party, or by anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may be amended only by an instrument in writing signed by duly authorized representatives of Parent, Acquisition Sub and the Company.

10.2. Assignment. No party hereto shall assign or otherwise transfer this Agreement or any of its rights hereunder, or delegate any of its obligations hereunder, without the prior written consent of the other parties hereto; provided, that, Parent and Acquisition Sub may assign this Agreement to any Affiliate of Parent without the prior consent of the Company provided Parent shall continue to remain directly and primarily liable for the performance of all of its obligations under this Agreement pursuant to documentation reasonably satisfactory to the Company. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon the parties hereto, and each of their respective successors, heirs, legal representatives and permitted assigns.

10.3. Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of all parties, but all of which counterparts when taken together will constitute one and the same agreement. Facsimile signatures and .pdf copies of signature pages, shall constitute original signatures for all purposes of this Agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

10.4. Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by the Laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any Action arising out of or relating to this Agreement. Each of the parties to this Agreement consents to service of process by delivery pursuant to Section 10.8 hereof and agrees that a final judgment in such jurisdiction in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Related Agreement or any transaction contemplated hereby or thereby.

10.5. Specific Performance. The rights and remedies of the parties hereto shall be cumulative. The transactions contemplated by this Agreement are unique transactions and any failure on the part of any party to complete the transactions contemplated by this Agreement on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the other parties hereto irreparable harm. Accordingly, in addition to and not in limitation of any other remedies available to the parties hereto for a breach or threatened breach of this Agreement, the parties shall be entitled to seek specific performance of this Agreement and seek an injunction restraining any such party from such breach or threatened breach.

10.6. Interpretation. The Schedule of Defined Terms and the exhibits attached hereto are an integral part of this Agreement. Such schedule and exhibits attached to this Agreement are incorporated herein by this reference and all references herein to this “Agreement” shall mean this Agreement together with such schedule and exhibits. When a reference is made in this Agreement to Sections, subsections, schedules or exhibits, such reference shall be to a Section, subsection, schedule or exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction. Any information disclosed in any section of the Company’s Disclosure Schedule or Parent’s Disclosure Schedule shall be deemed to be included in every other section of the Company’s Disclosure Schedule or Parent’s Disclosure Schedule, respectively, to the extent applicable and reasonably apparent from the information disclosed. Certain sections of the Company’s Disclosure Schedule and Parent’s Disclosure Schedule may contain disclosures which include more information than is required by the Sections of the Agreement to which such sections relate and such additional disclosure shall not be deemed to mean that such information is required by such related Sections of the Agreement (the fact that a Section of this Agreement calls for a listing of material agreements does not necessarily mean that such agreement listed on the related Section of the Company’s Disclosure Schedule or Parent’s Disclosure Schedule, as applicable, is material). Headings have been inserted on the sections of the Company’s Disclosure Schedule and Parent’s Disclosure Schedule for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections of the Company’s Disclosure Schedule or Parent’s Disclosure Schedule, respectively, as set forth in this Agreement.

10.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, in any jurisdiction, such term or provision shall be ineffective to the extent of such invalidity or unenforceability, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction.

10.8. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by facsimile or electronic mail (provided that any notice or communication sent by facsimile or electronic mail shall also be confirmed by another method permitted by this Section 10.8) addressed as follows:

If to Parent or
Acquisition Sub:	Apex Bioventures Acquisition Corporation
18 Farm Lane
Hillsborough, California 94010
Attention: K. Michael Forrest, President
Telephone: (650) 344-3029
Facsimile: (650) 342-8440
E-mail: mforrest@apexbioventures.com
with a copy to:
Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
666 Third Avenue
New York, New York 10017
Attention: Joel I. Papernik, Esq.
Telephone: (212) 935-3000
Facsimile: (212) 983-3115
E-mail: jipapernik@mintz.com
If to the Company:	Dynogen Pharmaceuticals, Inc.
52 Second Ave.
Waltham, Massachusetts 02451
Attention: Lee R. Brettman, M.D.
Telephone: (781) 839-5102
Facsimile: (781) 839-5200
E-mail: lbrettman@dynogen.com
with a copy to:
Graubard Miller
405 Lexington Avenue
New York, NY 10174-1901
Attention: David Alan Miller, Esq.
Telephone: (212) 818-8661
Facsimile: (212) 818-8881
E-mail: dmiller@graubard.com

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, (c) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted, and (d) in the case of facsimile transmission or electronic mail, on the Business Day sent if sent during the normal business hours of the recipient and otherwise on the next Business Day.

10.9. Representation by Counsel. Each party hereto acknowledges that it has been advised by legal and any other counsel retained by such party in its sole discretion. Each party acknowledges that such party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

10.10. Construction. The parties have participated jointly in the negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.11. Waivers. At any time prior to the Effective Time, any party hereto may extend the time for the performance of any of the obligations or other acts required by the other party hereunder, waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No waiver by any party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of the party’s rights under such provisions at any other time or a waiver of the party’s rights under any other provision of this Agreement. No failure by any party to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by the other party.

10.12. Disclaimer of Additional Representations and Warranties. Except as set forth in this Agreement, any Related Agreement or in any other agreement, exhibit, schedule, certificate, instrument or other writing delivered in connection with this Agreement, no party hereto makes any additional representation or warranty to any other party hereto. All representations and warranties of the Parent and Acquisition Sub contained in this Agreement, and, except as otherwise specifically provided for therein, in any Related Agreement or in any other agreement, exhibit, schedule, certificate, instrument or other writing delivered in connection with this Agreement, shall survive the Closing until the date which is the twelve-month anniversary of the Closing Date. All representations and warranties of the Company contained in this Agreement, any Related Agreement or in any other agreement, exhibit, schedule, certificate, instrument or other writing delivered in connection with this Agreement shall survive the Closing in accordance with Article IX hereof.

10.13. No Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except (a) as expressly provided in Article IX and (b) that the present and former officers and directors of the Company are intended third party beneficiaries of the provisions of Section 5.8 and shall have the right to enforce the same in their own names.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Agreement and Plan of Merger by their duly authorized representatives as of the date first written above.

PARENT:
APEX BIOVENTURES ACQUISITION CORPORATION
By:	/s/ Darrell J. Elliott
Darrell J. Elliott, Chief Executive Officer
ACQUISITION SUB:
APEX ACQUISITION SUB, INC.
By:	/s/ Darrell J. Elliott
Darrell J. Elliott, President
COMPANY:
DYNOGEN PHARMACEUTICALS, INC.
By:	/s/ Lee R. Brettman
Lee R. Brettman, Chief Executive Officer
REPRESENTATIVES:
/s/ Kate Bingham
KATE BINGHAM

/s/ Michael Bigham
MICHAEL BIGHAM

Schedule II

SCHEDULE OF DEFINED TERMS

Acquisition Proposal	Schedule II
Acquisition Sub	Preamble
Action	Schedule II
Affidavit of Loss	2.2(b)
Affiliate	Schedule II
Aggregate Exercise Price	Schedule II
Agreement	Preamble
AMEX	4.20
Antitrust Laws	5.3(b)
Approval	Schedule II
Approved Secured Debt	Schedule II
Arachnova	5.1(b)(xv)
Blue Sky Laws	Schedule II
Bridge Amount	Schedule II
Bridge Financing	Schedule II
Bridge Investor	1.10(a)(ii)
Bridge Note	Schedule II
Business Combination	Schedule II
Business Day	Schedule II
Certificate of Merger	1.2
Certificates	2.2(b)
Charter Amendment	5.2(f)(ii)
Closing	1.12
Closing Date	1.12
COBRA	Schedule II
COBRA Coverage	3.18(i)
Code	Schedule II
Comfort Letter	5.2(d)
Commitment	5.1(c)
Committee	8.1(b)
Company	Preamble
Company Affiliate	5.15
Company Affiliate Agreement	5.15
Company Assets	3.10(a)
Company Board of Directors	Schedule II
Company Common Stock	1.6(d)
Company Contracts	3.20(a)
Company Holder	2.2(b)
Company Intellectual Property Rights	3.24(a)
Company Licenses	3.8
Company Material Adverse Effect	Schedule II
Company Option	Schedule II

Schedule II -1

Company Plan	3.18(a)
Company Preferred Stock	1.6(e)
Company Security	2.2(d)
Company Stock	1.6(e)
Company Stockholder Approval	3.9(b)
Company Third Party Consents	5.14(c)
Company Warrant	Schedule II
Company’s Designees	Schedule II
Company’s Disclosure Schedule	Article III Preamble
Company’s Knowledge	Schedule II
Company’s Option Plan	Schedule II
Computer Systems	3.26
Confidentiality Agreement	5.4
Contract	Schedule II
Conversion Ratio	1.6(d)
Court	Schedule II
Debarred	3.28(d)
Deductible	9.5(b)
Deferred Compensation Plan	3.18(n)
DGCL	Preamble
Disclosure Update	5.12
Dissenting Shares	1.13
E&Y	5.2(d)
EEOC	3.17(g)
Effective Time	1.2
Environmental Claim	Schedule II
Environmental Laws	Schedule II
Environmental Permits	Schedule II
ERISA	Schedule II
ERISA Affiliate	3.18(d)
Escrow Period	8.1(a)
Exchange & Exchange Agreement	6.2(f)
Exchange Act	Schedule II
Excluded Shares	1.6(c)
Fairness Opinion	Preamble
FD&C Act	3.5
FDA	3.28(a)
FDA Permits	3.28(a)
Financial Statements	3.13(a)
Financing Parameters	Schedule II
First Success Fee Shares	1.11(d)
Forfeiting Optionholder	1.11(d)
Fully-Diluted Share Number	Schedule II
Fundamental Transaction	1.11(d)
GAAP	3.13(a)
Governmental Authority	Schedule II

Schedule II -2

Hazardous Substance	Schedule II
Holder Representatives	8.2(a)
HSR Act	3.5
IND	3.28(f)
Indebtedness	Schedule II
Indemnity Share Number	8.1(a)
Indemnity Shares	8.1(a)
Initial Officers	1.5
Initial Officers and Directors	1.5
Intellectual Property	Schedule II
Interim Balance Sheet	3.13(a)
Interim Financial Statements	3.13(a)
IRB	3.28(c)
IRS	Schedule II
Key Employee Letter Agreements	Preamble
Key Employees	Schedule II
Laws	Schedule II
Leased Real Property	3.11(b)
Letter of Transmittal	2.2(b)
Liability	Schedule II
Lien	Schedule II
Mailing Date	5.2(g)
Material Adverse Effect	9.1(b)
Merger	Preamble
Merger Consideration	Schedule II
Merger Form 8-K	5.2(j)
NDA	3.28(f)
Notice of Claim	9.2(a)
Option Agreement	1.7(a)
Option Shares	Schedule II
Optionholder	1.7(a)
Order	Schedule II
OSHA	Schedule II
Other Filings	5.2(b)
Outside Date	7.1(b)
Parent	Preamble
Parent Board of Directors	Schedule II
Parent Bridge Warrant	1.10(a)(i)
Parent Common Stock	4.4(a)
Parent Contracts	4.16(a)
Parent Indemnitees	9.1
Parent Material Adverse Effect	Schedule II
Parent Option	1.7(b)
Parent Plan	5.2(f)(iv)
Parent Preferred Stock	4.4(a)
Parent Secured Warrant	1.9(a)

Schedule II -3

Parent Signing Price	Schedule II
Parent Stockholder Approval	4.7(b)
Parent Stockholders’ Meeting	3.27
Parent Voting Agreement	6.2(p)
Parent Warrant	1.8(b)
Parent/Acquisition Sub Third Party Consents	5.14(c)
Parent’s Designees	Schedule II
Parent’s Disclosure Schedule	Article IV Preamble
Parent’s IPO	Schedule II
Parent’s Knowledge	Schedule II
Parent’s SEC Documents	4.9(a)
Per Share Merger Consideration	1.6(d)
Permitted Liens	Schedule II
Permitted Parent Indebtedness	Schedule II
Person	Schedule II
Press Release	5.2(j)
Principal Stockholder Agreements	6.2(m)
Principal Stockholders	Preamble
Proportionate Share	1.11(d)
Prospectus	Schedule II
Proxy Statement	5.2(f)
PTO	3.24(k)
Qualified Fundamental Transaction	1.11(d)
Real Property Leases	3.11(b)
Registration Rights Agreement t	5.16
Regulation	Schedule II
Related Agreements	Schedule II
Related Party	Schedule II
Representatives	Schedule II
Requisite Holders	3.9(b)
Rule 145	Schedule II
S-4	Schedule II
SAS 72	5.2(d)
SEC	Schedule II
Second Success Fee Shares	1.11(d)
Secured Lender	Schedule II
Secured Warrants	Schedule II
Securities Act	Schedule II
Stockholder	1.6(f)
Success Fee Recipient	1.11(d)
Surrender Documents	2.2(c)
Surviving Corporation	1.1
Tax Returns	Schedule II
Taxes	Schedule II
Third Party	Schedule II
Third Party Claim	9.2

Schedule II -4

Third Party Intellectual Property Rights	3.24(d)
Total Option Shares	Schedule II
Transaction Expenses	7.3(a)
Treasury Shares	1.6(b)
Trust Account	Schedule II
Unsettled Claim	9.4
Voting Agreement	Preamble
WARN Act	Schedule II
Warrant Agreement	1.8(a)
Warrant Shares	Schedule II
Warrantholder	1.8(a)
Year-End Financial Statements	3.13(a)

Schedule II -5

CERTAIN DEFINITIONS

“Acquisition Proposal” means, any contract, proposal, offer, dissolution, inquiry or other indication of interest relating to any of the following (other than the transactions contemplated by this Agreement): (a) with respect to Parent, any Business Combination, and (b) with respect to the Company, any merger, consolidation, share exchange, take-over bid, recapitalization, dissolution, liquidation or other business combination directly or indirectly involving the Company, or the issuance or acquisition of shares of capital stock or other securities of the Company or any tender or exchange offer that if consummated would result in any Person, together with all Affiliates thereof, beneficially owning (as defined in Section 13(d) of the Exchange Act) 20% or more of the shares of Company Stock, or the acquisition of any business or group of assets that generates 20% or more of the Company’s net income or net revenues or that constitutes 20% or more of the assets of the Company taken as a whole.

“Action” means any suit, litigation, hearing, investigation, examination, inquiry, audit, arbitration, cause of action, claim, complaint, grievance, charge, criminal prosecution, investigation, governmental or other administrative proceeding, whether at law or at equity, before or by any Court or Governmental Authority, arbitrator or other tribunal.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; and “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other securities, as trustee or executor, by contract or otherwise.

“Aggregate Exercise Price” means the aggregate amount payable to Parent upon full exercise of all Parent Options.

“Approval” means any license, permit, consent, approval, authorization, resignation, filing, qualification, waiver or certification.

“Approved Secured Debt” means secured debt financing of the Company, closing after the date hereof but prior to the Closing Date, in an aggregate amount not to exceed $10,000,000, the material terms of which are at least as favorable to the Company as the Financing Parameters or otherwise reasonably acceptable to Parent; the term “Approved Secured Debt” includes any Secured Warrants issued in connection therewith.

“Bridge Amount” means the proceeds of any Bridge Financing.

“Bridge Financing” means an unsecured, non-interest bearing convertible equity financing of the Company, closing after the date hereof but prior to the Closing Date, in an aggregate amount not to exceed $25,000,000 and on other terms reasonably acceptable to Parent, and “Bridge Investor” means any individual or entity providing Bridge Financing.

“Bridge Note” means an unsecured, convertible promissory note, issued in connection with the Bridge Financing and held by a Bridge Investor, evidencing the right to acquire shares of Company Common Stock.

Schedule II -6

“Blue Sky Laws” means state securities laws and the regulations promulgated thereunder.

“Business Combination” means a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination on the terms described in the Prospectus.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New York.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended, and all Regulations promulgated thereunder.

“Company Board of Directors” mean the Board of Directors of the Company.

“Company Material Adverse Effect” means any event, change, development, occurrence, effect, circumstance or condition that, individually or in the aggregate with all other events, changes, developments, occurrences, effects, circumstances or conditions, has had or could reasonably be expected to have (a) a material adverse effect on the business, assets, properties, results of operations, prospects or financial condition of the Company, or (b) a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

“Company Option” means an outstanding option to acquire shares of Company Common Stock which is identified in Section 3.4(c) of the Company’s Disclosure Schedule.

“Company Warrant” means an outstanding warrant to acquire Company Stock which is identified in Section 3.4(c) of the Company’s Disclosure Schedule and does not include Secured Warrants.

“Company’s Designees” means four individuals designated by the Company (subject to Parent’s reasonable consent) prior to the Mailing Date, each of whom shall be an existing director of the Company.

“Company’s Knowledge” and all permutations thereof, shall mean, with respect to any matter in question, the actual knowledge of such matter of any Key Employee. Each Key Employee shall be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) in the records or files of the Company that have been in such individual's possession.

“Company’s Option Plan” means the Company’s 2002 Equity Incentive Plan.

“Contract” means any oral or written contract, agreement, license, lease or other instrument, and all amendments, modifications and supplements thereto.

“Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

Schedule II -7

“Environmental Claim” means any Action, notice of noncompliance or violation, demand, allegation, request for information, citation, summons, complaint or Order, penalty, fine or Lien arising pursuant to any Environmental Law.

“Environmental Laws” means those Laws relating to pollution or the protection of public health, welfare or the environmental, including any Law relating to emissions, discharges or releases of Hazardous Substances into the environment or otherwise relating to generation, use, treatment, storage, disposal, transportation or handling of Hazardous Substances.

“Environmental Permits” means any Approval required pursuant to any Environmental Law in connection with the conduct of the business of, or the use or operation of any Real Property by the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rule and regulations promulgated thereby.

“Financing Parameters” means the following (a) interest rate of 11% per annum, (b) aggregate fees to the lender equal to 2% of the aggregate principal amount, (c) prepayment penalties equal to 5% of the aggregate principal amount, (d) issuance of Secured Warrants, (e) secured by a first priority security interest in all of the Company’s assets, excluding intellectual property, (f) a negative pledge on the Company’s intellectual property with exceptions permitting exclusive and non-exclusive licensing, partnerships and joint ventures in the ordinary course of business, and (g) such other customary terms and conditions as may be reasonably acceptable to Parent.

“Fully-Diluted Share Number” means (a) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including any shares of Company Common Stock issued upon the exercise of Company Options or Company Warrants after the date of this Agreement but prior to the Effective Time), plus (b) the number of shares of Company Common Stock issuable upon full conversion of all shares of Company Preferred Stock (including any shares of Company Preferred Stock issued upon the exercise of Company Warrants after the date of this Agreement but prior to the Effective Time), but does not include any Option Shares or Warrant Shares..

“Governmental Authority” means any governmental agency, authority, department, commission, board, bureau, Court or instrumentality of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

“Hazardous Substance” means any material, substance, waste or product which is defined as hazardous, toxic or a pollutant in, and is regulated under, any Environmental Law, including, but not limited to, asbestos, polychlorinated biphenyls and petroleum or petroleum by-products.

“Indebtedness” means Liabilities (a) for borrowed money, or with respect to deposits or advances of any kind (other than deposits, advances or excess payments accepted in connection with the sale of products or services in the ordinary course of business), (b) evidenced by bonds, debentures, notes or similar instruments, (c) upon which interest charges are customarily paid (other than obligations accepted in connection with the purchase of products or services in the ordinary course of business), (d) under conditional sale or other title retention agreements, (e) issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the ordinary course of business and paid when due), (f) of others secured by (or for which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, and (g) under leases required to be accounted for as capital leases under GAAP, (h) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (i) any guaranty of any of the foregoing.

Schedule II -8

“Intellectual Property” means any and all (i) patents, inventions, improvements, know-how, show-how, designs, trade secrets, copyrights, works of authorship, moral rights, mask works, rights in databases, trademarks, trade names, service marks, fictitious and assumed business names, Internet domain names, manufacturing processes, software (including object code, source code, data, databases and documentation), formulae, trade secrets, specifications and other confidential information, technology and all other intellectual property and industrial property and rights therein, (ii) registration and applications for registration of any of the foregoing, (iii) goodwill related to any of the foregoing (i) or (ii), and (iv) tangible embodiments of any of the foregoing (i), (ii) or (iii).

“IRS” means the U.S. Internal Revenue Service.

“Key Employees” means Lee R. Brettman, Scott Holmes, Robert Lorette, Michael Spellman, Mark Boshar and Suhail Nurbhai.

“Laws” means all laws, statutes, constitutions, treaties, codes, licensing requirements, ordinances and Regulations of any Governmental Authority, including all Orders having the effect of law in each such jurisdiction.

“Liability” means any liability, loss, assessment, damage, cost or expense (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, lien, pledge, hypothecation, security interest, encumbrance, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, infringement, interference, proxy, option, right of first refusal, conditional sale agreement, preemptive right, community property interest, impediment or exception to title, reservation of right, limitation or impairment of use, imperfection of title, attachment, easement, lien (statutory or otherwise), condition or restriction of any nature, including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset (including any agreement to give any of the foregoing).

Schedule II -9

“Merger Consideration” means the consideration payable to Stockholders (other than holders of Dissenting Shares, Treasury Shares and Excluded Shares), and may refer to the aggregate consideration payable to all Stockholders (other than holders of Dissenting Shares, Treasury Shares and Excluded Shares), as the context may require.

“Option Shares” means, with respect to a particular Company Option, the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time (without regard to vesting, but taking into account any adjustments required to be made pursuant to the terms thereof).

“Order” means any judgment, order, award, writ, injunction, ruling, verdict, decision or decree of, or any settlement under the jurisdiction of any Court or Governmental Authority.

“OSHA” means the Occupational Safety Health Administration.

“Parent Board of Directors” mean the Board of Directors of Parent.

“Parent Material Adverse Effect” means any event, change, development, occurrence, effect, circumstance or condition that, individually or in the aggregate with all other events, changes, developments, occurrences, effects, circumstances or conditions, has had or could reasonably be expected to have (a) a material adverse effect on the business, assets, properties, results of operations, prospects or financial condition of the Parent, or (b) a material adverse effect on the ability of the Parent to consummate the transactions contemplated by this Agreement other than any event, change, development, occurrence, effect or circumstance constituting a Company Material Adverse Effect which would adversely effect Parent were the Merger to be effected.

“Parent Signing Price” means $7.27, and reflects an amount equal to the greater of the volume weighted average price of Parent Common Stock during the 20 trading day period immediately preceding the date of this Agreement, as reported on the AMEX, and $6.00.

“Parent’s Designees” means four individuals designated by Parent (subject to the Company’s reasonable consent) prior to the Mailing Date, each of whom shall be an existing director of Parent.

“Parent’s IPO” means Parent’s initial public offering of the initial public offering of 7,500,000 units of securities of Parent.

“Parent’s Knowledge” and all permutations thereof, shall mean, with respect to any matter in question, the actual knowledge of such matter of Gary E. Frashier, K. Michael Forrest, Darrell J. Elliott, Robert J. Easton and Robert Van Nostrand. Each of such Persons shall be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) in, or that have been in, such individual's possession, including personal files.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments and other governmental charges which are not yet due and payable or are due but not delinquent or are being contested in good faith by appropriate proceedings, (b) statutory or common law Liens to secure sums not yet due to landlords, sublandlords, licensors or sublicensors under leases or rental agreements, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (d) statutory or common law Liens in favor of carriers, warehousemen, mechanics, workmen, repairmen and materialmen to secure claims for labor, materials or supplies and incurred in the ordinary course of business for sums not yet due, (e) restrictions on transfer of securities imposed by applicable state and federal securities Laws, and (f) Liens resulting from a filing by a lessor as a precautionary filing for a true lease.

Schedule II -10

“Permitted Parent Indebtedness” means loans to Parent in an aggregate amount not to exceed $750,000 on terms approved by Parent’s Board of Directors and reasonably acceptable to the Company giving consideration to the facts and circumstances existing at the time such loans are made; the term “Permitted Parent Indebtedness” includes warrants to purchase shares of Parent Common Stock in connection with the Permitted Parent Indebtedness.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other business entity, or other legal entity.

“Prospectus” means the Final Prospectus, dated June 7, 2007, relating to Parent’s IPO.

“Regulation” means any rule or regulation of any Governmental Authority.

“Related Agreements” means the Exchange Agreement and all other documents and instruments created in connection with or pursuant to this Agreement.

“Related Party” means (a) each Person who owns of record or beneficially at least five percent of the outstanding capital stock of the Company as of the date of this Agreement, (b) each individual who is, as of the date of this Agreement, an officer or director of the Company, and any Affiliate of any Person described in clause (a) or (b) of this definition.

“Representatives” means, with respect to any specified Person, such Person’s officers, directors, employees, accountants, counsel and other representatives or agents (including, any investment banking firm”)

“Rule 145” means Rule 145 promulgated under the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Lender” mean a lender of Approved Secured Debt.

“Secured Warrants” mean warrants issued to Secured Lenders in connection with Approved Secured Debt (a)(i) to purchase, following the Effective Time, such number of shares of Parent Common Stock as shall not exceed, in the aggregate, (ii) the aggregate principal amount of the Approved Secured Debt, multiplied by (A) 0.07, divided by (B) the Parent Signing Price (rounding the resulting number down to the nearest whole number), (iii) at a per share exercise price no less than the Parent Signing Price, (iii) subject to redemption at a per share price of $0.01 if the volume weighted average price of Parent Stock equals or exceeds $11.50 per share for any 20 trading days within any 30 trading day period, (iv) providing for registration rights, substantially similar to those provided for in the Registration Rights Agreement, and (v) containing other customary terms and conditions reasonably satisfactory to Parent, or (b) as may be reasonably acceptable to Parent, in either case (a) or (b), as evidenced by a warrant agreement in form and substance reasonably satisfactory to Parent.

Schedule II -11

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereby.

“S-4" means the Registration Statement of Form S-4 registering the issuance of Parent Common Stock, Parent Options, Parent Warrants, Parent Secured Warrants and Parent Bridge Notes to be issued to Company Holders in connection with the Merger.

“Taxes” means (a) all taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority or other Governmental Authority, including, but not limited to, those on or measured by or referred to as gross income, net income, franchise, profits, gross receipts, capital, ad valorem, customs, duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto, together with any additions to tax or additional amounts with respect thereto, (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Returns” means any and all returns, declarations, reports, claims for refunds and information returns or statements relating to Taxes, including all schedules or attachments thereto and including any amendment thereof, filed or required to be filed with the IRS or any other governmental or taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns.

“Third Party” means any Person other than Parent, Acquisition Sub or any of their Affiliates.

“Total Option Shares” means all Option Shares in the aggregate.

“Trust Account” means the Trust account established by Parent, initially in an amount of $67,330,000 for the benefit of Parent’s public stockholders, from which Parent may disburse monies only (a) to its public stockholders in the event of the redemption of their shares or the liquidation of Parent, (b) to Parent in an aggregate amount of up to $1,600,000 (net of taxes payable) of interest accrued from the Trust Account for working capital, or (c) to Parent after it consummates an initial Business Combination.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

Schedule II -12

“Warrant Shares” means, with respect to a particular Company Warrant or Secured Warrant, the number of shares of Company Common Stock subject to such Company Warrant or Secured Warrant, respectively (including shares of Company Common Stock issuable upon conversion of Company Preferred Stock subject to such Company Warrant or Secured Warrant) immediately prior to the Effective Time (without regard to vesting, but taking into account any adjustments required to be made pursuant to the terms thereof).

Schedule II -13